   As filed with the Securities and Exchange Commission on November 20, 1995

                                                  Registration No. 33-63521

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                              Amendment No. 2 to
                                   Form S-3
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                          JEFFERSON-PILOT CORPORATION
            (Exact name of Registrant as specified in its charter)

           North Carolina                          56-0896180
      (State of Incorporation)        (I.R.S. Employer Identification  No.)

           100 North Greene Street, Greensboro, North Carolina 27401
                                (910) 691-3000
                    (Address of principal executive office)

    Robert A. Reed, Vice President, Secretary and Associate General Counsel
           100 North Greene Street, Greensboro, North Carolina 27401
                                (910) 691-3375
                              Fax# (910)691-3258
           (Name, address and telephone number of agent for service)

                                   Copy to :
                               Robert S. Risoleo
                              Sullivan & Cromwell
                               125 Broad Street
                           New York, New York 10004
                                 212-558-3570
                              FAX# (212) 558-3588
                                ______________

   Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement, as determined in light of market conditions.

   If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box.

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / x /

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.


   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

                                ______________

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                SUBJECT TO COMPLETION, DATED          , 1995
                                   [LOGO]
                            1,500,000 Securities
                        Jefferson-Pilot Corporation
        % Automatic Common Exchange Securities Due January   , 2000
              (Subject to Exchange into Shares of Common Stock
                        of NationsBank Corporation)
                              _______________


  The principal amount of each of the      % Automatic Common Exchange
Securities Due January   , 2000 (each, a "Security") of Jefferson-Pilot
Corporation being offered hereby is $      (the "Initial
Price"), which amount is equal to the last sale price of the common stock (the "NationsBank Common Stock"), of NationsBank Corporation, a North
Carolina corporation ("NationsBank"), on           , 1995 as reported on
the New York Stock Exchange. The Securities will mature on January   ,
2000. Interest on the Securities, at the rate of      % of the principal
amount per annum, is payable quarterly in arrears on          ,        ,
         and          , beginning          , 199 .  The Securities will be
represented by one or more global Securities registered in the name of the nominee of The Depository Trust Company ("DTC"). Beneficial interests in the global Securities will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Except as described herein Securities in definitive form will not be issued.
See "Description of Securities -- Book-Entry System".

  The Securities are not redeemable prior to 30 days prior to Maturity (as defined below). At any time and from time to time commencing 30 days prior to Maturity and ending immediately prior to Maturity, the Company may redeem any or all of the outstanding Securities. Upon any such redemption prior to Maturity, each owner of a Security called for redemption will receive, in exchange for such Security, a number of shares of NationsBank Common Stock (or, at the Company's option, which may be exercised with respect to all, or less than all, shares of NationsBank Common Stock deliverable upon redemption, cash with an equal value) determined based on the Exchange Rate (as defined below) plus a cash payment of $____ per Security and any accrued and unpaid interest up to the date of redemption. The "Redemption Price" means the average Closing Price per share of NationsBank Common Stock for the 20 Trading Days ending two days prior to the Notice Date; provided, however, that, with respect to any redemption of the Securities, if any event that results in a dilution adjustment occurs at any time during the period beginning on the first day of the 20-Trading Day period and ending on the applicable date of redemption, the Redemption Price as determined pursuant to the foregoing will be appropriately adjusted to reflect the occurrence of such event.

  At maturity (including as a result of acceleration or otherwise, "Maturity"), the principal amount of each Security will be mandatorily exchanged by the Company into a number of shares of NationsBank Common Stock (or, at the Company's option, which may be exercised with respect to all, or less than all, shares of NationsBank Common Stock deliverable upon exchange of all outstanding Securities, cash with an equal value) at the Exchange Rate, plus any accrued and unpaid interest up to Maturity. The Exchange Rate is equal to, subject to certain adjustments, (a) if the
Maturity Price or Redemption Price is greater than or equal to $       per
share of NationsBank Common Stock (the "Threshold Appreciation Price"),
   shares of NationsBank Common Stock per Security, (b) if the Maturity Price or Redemption Price is less than the Threshold Appreciation Price but is greater than the Initial Price, a fractional share of NationsBank Common Stock per Security so that the value thereof (determined at the Maturity Price or Redemption Price) equals the Initial Price and (c) if the Maturity Price or Redemption Price is less than or equal to the Initial Price, one share of NationsBank Common Stock per Security. The "Maturity Price" means the average Closing Price per share of NationsBank Common Stock for the 20 Trading Days ending two days prior to Maturity. Accordingly, holders of the Securities will not necessarily receive an amount equal to the principal amount thereof. The Securities will be unsecured obligations of the Company ranking pari passu with all of its other unsecured and unsubordinated indebtedness. NationsBank will have no obligations with respect to the Securities. See "Description of the Securities".

  See "Risk Factors" on page S-5 for certain considerations relevant to an investment in the Securities.

  For a discussion of certain United States federal income tax consequences for holders of the Securities, see "Certain Federal Income Tax Considerations".

  The NationsBank Common Stock is listed on the New York Stock Exchange.
The last reported sale price of the NationsBank Common Stock on the New York Stock Exchange on November 17, 1995 was $70 3/4. Application has been made to list the Securities on the New York Stock Exchange.
                              _______________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                              _______________


                                                   Initial Public         Underwriting             Proceeds to
                                                 Offering Price <F1>        Discount<F2>         the Company<F3>
 Per Security  . . . . . . . . . . . . . . .             $                      $                      $
 Total<F4>. . . . . . . . . . . . . . . . .              $                      $                      $


<F1>  Plus accrued interest, if any, from               , 1995 to the date
      of delivery.
<F2>  The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.
      See "Underwriting".
<F3>  Before deducting estimated expenses of $147,000 payable by the Company.
<F4>  The Company has granted the Underwriters an option for 30 days to purchase up to an additional 150,000 Securities at the initial public offering price per Security, less the underwriting discount, solely to cover over-allotments. If such over-allotment option is exercised in full, the total initial public offering price, underwriting discount
      and proceeds to the Company will be $        , $          , $          ,
      respectively. See "Underwriting".

                              _______________

  INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SUPPLEMENT SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

  The Securities are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the Securities will be ready for delivery through the facilities of DTC in New
York, New York, on or about               , 1995, against payment therefor
in next day funds.
Goldman, Sachs & Co.                                    Merrill Lynch & Co.

                              _______________

        The date of this Prospectus Supplement is           , 1995.

                           AVAILABLE INFORMATION


   Jefferson-Pilot Corporation (the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, Suite 1300, New York, New York 10048 and Suite 1400, Northwestern Atrium Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 N.W., Judiciary Plaza, Washington, D.C. 20549. The Common Stock of the Company is listed on, and reports, proxy and information statements and other information concerning the Company can be inspected at the offices of, the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

   This Prospectus constitutes a part of a registration statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company reference is made to the Registration Statement. The Registration Statement may be inspected by anyone without charge at the principal office of the Commission in Washington, D.C. and copies of all or part of it may be obtained from the Commission upon payment of the prescribed fees.

              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The Annual Report on Form 10-K for the fiscal year ended December 31, 1994, the Quarterly Reports on Form 10-Q for the periods ended March 31, 1995, June 30, 1995 and September 30, 1995 and the Current Reports on Form 8-K for May 31, 1995 and Form 8-K and Form 8-K1A for October 6, 1995, which have been filed by the Company with the Commission, are incorporated herein by reference.

   All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing such documents. Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

   The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any and all of the foregoing documents incorporated by reference herein, other than the exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to: Jefferson-Pilot Corporation, 100 North Greene Street, Greensboro, North Carolina 27401, Attention: Robert A. Reed,
(910) 691-3375.


IN CONNECTION WITH THE OFFERING OF THE SECURITIES, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES AT MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE OR OTHERWISE. SUCH TRANSACTIONS, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

FOR NORTH CAROLINA RESIDENTS: THE COMMISSIONER OF INSURANCE OF THE STATE OF NORTH CAROLINA HAS NOT APPROVED OR DISAPPROVED THE OFFERING OF THE SECURITIES NOR HAS THE COMMISSIONER PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.

                        THE SECURITIES OFFERING

Securities Offered. . . . . .        ________ Automatic Common Exchange
                                    Securities Due ________, 2000 (each,
                                    a "Security")

Principal Amount  . . . . . .       $______ per Security

Stated Maturity . . . . . . .       January    , 2000

Interest Rate . . . . . . . .       _____% per annum, or $_____ per Security
                                    per quarter, payable quarterly in arrears

Interest Payment Dates  . . .       _________, _________, _________, and
                                    _________, beginning _________, 199_

Exchange at Maturity  . . . .       At Maturity, the principal amount of each
                                    Security will be mandatorily exchanged by Jefferson-Pilot Corporation (the
                                    "Company") into a number of shares of
                                    NationsBank Common Stock (or, at the
                                    Company's option, which may be exercised with respect to all, or less than all, shares of NationsBank Common Stock deliverable upon exchange of all outstanding Securities, cash with an equal value) at the Exchange Rate, plus any accrued and unpaid interest up to Maturity. The Exchange Rate is equal to, subject to certain adjustments, (a) if the Maturity Price or Redemption Price is greater than or equal to $_____ per share of NationsBank Common Stock (the
                                    "Threshold Appreciation Price"), _____
                                    shares of NationsBank Common Stock per
                                    Security, (b) if the Maturity Price or
                                    Redemption Price is less than the
                                    Threshold Appreciation Price but is
                                    greater than the Initial Price, a
                                    fractional share of NationsBank Common
                                    Stock per Security so that the value
                                    thereof (determined at the Maturity Price or Redemption Price) equals the Initial
                                    Price and (c) if the Maturity Price or
                                    Redemption Price is less than or equal to the Initial Price, one share of NationsBank Common Stock per Security. The
                                    "Maturity Price" means the average Closing
                                    Price per share of NationsBank Common
                                    Stock for the 20 Trading Days ending two days prior to Maturity. Accordingly, holders of the Securities will not necessarily receive an amount equal to the principal amount thereof. The Securities are not exchangeable for the NationsBank
                                    Common Stock at the option of the holder.
                                    See "Description of the Securities --
                                    General".

Optional Redemption . . . . .       The Securities are not redeemable prior to
                                    30 days prior to Maturity.  At any time
                                    and from time to time commencing 30 days prior to Maturity and ending immediately prior to Maturity, the Company may redeem any or all of the outstanding Securities.
                                    Upon any such redemption prior to
                                    Maturity, each owner of a Security called for redemption will receive, in exchange for such Security, a number of shares of NationsBank Common Stock (or at the
                                    Company's option, which may be exercised with respect to all, or less than all, shares of NationsBank Common Stock deliverable upon redemption, cash with an equal value) determined based on the Exchange Rate (as defined above) plus a cash payment of $___ per Security and any accrued and unpaid interest up to the date of redemption. The "Redemption Price" means the average Closing Price per share of NationsBank Common Stock for the 20
                                    Trading Days ending two days prior to the Notice Date; provided, however, that, with respect to any redemption of the Securities, if any event that results in a dilution adjustment occurs at any time during the period beginning on the first day of the 20-Trading Day period and ending on the applicable date of redemption, the Redemption Price as determined pursuant to the foregoing will be appropriately adjusted to reflect the occurrence of such event.
                                    The "Notice Date" with respect to any
                                    notice given by the Company in connection with a redemption of the Securities means the date on which first occurs either the public announcement of such redemption or the commencement of mailing of such notice to the holders of the Securities. The number of shares of NationsBank Common
                                    Stock (or the amount of cash in lieu
                                    thereof) to be delivered in payment of
                                    the Redemption Price will be determined
                                    on the basis of the price of NationsBank
                                    Common Stock prior to the announcement of the redemption, and such price may vary between the date of such determination and delivery of such NationsBank Common Stock or cash.

Ranking . . . . . . . . . . .       The Securities will be unsecured
                                    obligations of the Company ranking pari
                                    passu with all of its other unsecured and unsubordinated indebtedness.

Relationship to NationsBank
Common Stock  . . . . . . .         The Securities will bear interest at
                                    _____% per annum, a yield in excess of the
                                    _____% current dividend yield of the
                                    NationsBank Common Stock based on the last sale price per share of $____ of, and the most recent $0.58 per share quarterly dividend payable on, the NationsBank
                                    Common Stock. However, the opportunity for equity appreciation afforded by an investment in the Securities is less than the opportunity for equity appreciation afforded by an investment in the NationsBank Common Stock because the amount receivable by a holder of a Security upon exchange at Maturity or upon redemption will only exceed the principal amount of such - Security if the Maturity Price or Redemption
                                    Price exceeds the Threshold
                                    Appreciation Price (which represents
                                    an appreciation of _____% over
                                    the Initial Price). Moreover, holders of the Securities will only be entitled to receive upon exchange at Maturity or upon redemption _____% (the percentage equal to the Initial Price divided by the Threshold Appreciation Price) of any appreciation of the value of the NationsBank Common Stock in excess of the Threshold Appreciation Price. Holders of the Securities will not be entitled to any rights with respect to the NationsBank
                                    Common Stock (including, without limita-tion, voting rights and rights to receive any dividends or other distributions in respect thereof) until such time, if any, as the Company shall have exchanged shares of NationsBank Common Stock for Securities at Maturity or upon redemption thereof and unless the applicable record date, if any, for the exercise of such rights occurs after such exchange.

Principal Covenants . . . . .       The Indenture contains covenants limiting
                                    the ability of the Company to incur debt secured by, or to dispose of, shares of capital stock of Jefferson-Pilot Life
                                    Insurance Company ("JP Life") and
                                    Alexander Hamilton Life Insurance Company of America ("Alexander Hamilton"). See
                                    "Description of the Securities - Certain
                                    Covenants".

Proposed New York Stock
  Exchange Symbol   . . . . .       NBX

Use of Proceeds . . . . . . .       The net proceeds received from the sale of
                                    the Securities will be used to repay a
                                    portion of the bank indebtedness incurred to finance the acquisition of Alexander
                                    Hamilton.  See "Use of Proceeds".

                                RISK FACTORS

   As described in more detail below, the trading price of the Securities may vary considerably prior to Maturity or earlier redemption due to fluctuations in the price of the NationsBank Common Stock (which may occur due to, among other factors, changes in NationsBank's financial condition, results of operations or prospects) and, to a lesser extent, changes in the Company's financial condition, results of operations or prospects, fluctuations in interest rates and other factors that are difficult to predict and beyond the Company's control.

Comparison to Other Debt Securities; Relationship to NationsBank Common
Stock

   The terms of the Securities differ from those of ordinary debt securities in that the value of the NationsBank Common Stock (or, at the Company's option, the amount of cash) that a holder of a Security will receive upon mandatory exchange of the principal amount thereof at Maturity or upon redemption is not fixed, but is based on the price of the NationsBank Common Stock. See "Description of the Securities". There can be no assurance that such amount receivable by the holder upon exchange will be equal to or greater than the principal amount of the Security. If the Maturity Price of the NationsBank Common Stock is less than the Initial Price, such amount receivable upon exchange will be less than the principal amount paid for the Security, in which case an investment in the Securities will result in a loss.

   In addition, the opportunity for equity appreciation afforded by an investment in the Securities is less than the opportunity for equity appreciation afforded by an investment in the NationsBank Common Stock, because the amount receivable by a holder of a Security upon exchange at Maturity or upon redemption will only exceed the principal amount of such Security if the Maturity Price or Redemption Price exceeds the Threshold Appreciation Price, which represents an appreciation of _____% over the Initial Price. Moreover, holders of the Securities will only be entitled to receive upon exchange at Maturity or upon redemption _____% (the percentage equal to the Initial Price divided by the Threshold Appreciation Price) of any appreciation of the value of NationsBank Common Stock in excess of the Threshold Appreciation Price. Because the price of the NationsBank Common Stock is subject to market fluctuations, the value of the NationsBank Common Stock (or, at the Company's option, the amount of cash) received by a holder of a Security upon exchange at Maturity or upon redemption, determined as described herein, may be more or less than the principal amount of the Security.

   At Maturity or upon redemption, holders of the Securities will automatically receive shares of NationsBank Common Stock unless the Company exercises its option to deliver cash in lieu thereof. Such option, if exercised, may be exercised with respect to all, or less than all, shares of NationsBank Common Stock otherwise deliverable upon exchange of the outstanding Securities.

   The trading prices of the Securities in the secondary market will be directly affected by the trading prices of the NationsBank Common Stock in the secondary market. It is impossible to predict whether the price of NationsBank Common Stock will rise or fall. Trading prices of NationsBank Common Stock will be influenced by NationsBank's operating results and by economic, financial and other factors and market conditions that can affect the capital markets generally, including the level of, and fluctuations in, the trading prices of stocks generally and sales of substantial amounts of NationsBank Common Stock in the market subsequent to the offering of the Securities or the perception that such sales could occur.

   Holders of the Securities will not be entitled to any rights with respect to the NationsBank Common Stock (including, without limitation, voting rights and rights to receive any dividends or other distributions in respect thereof) until such time, if any, as the Company shall have exchanged shares of NationsBank Common Stock for Securities at Maturity or upon redemption thereof and unless the applicable record date, if any, for the exercise of such rights occurs after such date. For example, in the event that an amendment is proposed to the Articles of Incorporation or Bylaws of NationsBank and the record date for determining the shareholders of record entitled to vote on such amendment occurs prior to such exchange, holders of the Securities will not be entitled to vote on such amendment.

Tax Uncertainties

   Because of an absence of authority as to the proper characterization of the Securities, their tax treatment is uncertain. It is the opinion of tax counsel that the characterizations and tax treatment described under "Certain Federal Income Tax Considerations", while not the only reasonable characterizations and tax treatment, are based on reasonable interpretations of law currently in effect and that there is substantial authority for these characterizations (other than the alternative position described under "Certain Federal Income Tax Considerations -- United States Holders"). However, tax counsel is unable to opine as to the likely characterization of the Securities and tax treatment thereof and no assurances can be given that any particular characterization and treatment will be accepted by the Internal Revenue Service ("IRS") or upheld by a court.

Dilution of NationsBank Common Stock

   The amount that holders of the Securities are entitled to receive upon the mandatory exchange thereof at Maturity or upon redemption is subject to adjustment for certain events arising from stock splits and combinations, stock dividends and certain other actions of NationsBank that modify its capital structure. See "Description of the Securities - Dilution Adjustments". Such amount to be received by such holders upon exchange at Maturity may not be adjusted for other events, such as offerings of NationsBank Common Stock for cash or in connection with acquisitions, that may adversely affect the price of the NationsBank Common Stock and, because of the relationship of the amount to be received upon exchange to the price of the NationsBank Common Stock, such other events may adversely affect the trading price of the Securities. There can be no assurance that NationsBank will not make offerings of NationsBank Common Stock or take such other actions in the future or as to the amount of such future offerings, if any.

No Affiliation Between the Company and NationsBank

   As of September 30, 1995, a wholly-owned subsidiary of the Company, ETRE Capital Corp., held an aggregate of 4,024,607 shares, or approximately 1.5%, of the outstanding shares of NationsBank Common Stock (based upon informa-tion contained in, and subject to the assumptions set forth in, documents filed by NationsBank with the Commission), with sole voting and investment power over all such shares. As of September 30, 1995, NationsBank held an aggregate of 2,355,000 shares, or approximately 4.96%, of the Company's outstanding shares of common stock, with sole voting and investment power over all such shares. Hugh L. McColl, Jr., who is a member of the Board of Directors of the Company, is a member of the Board of Directors and the Chairman and Chief Executive Officer of NationsBank. Robert H. Spilman is a director of both the Company and NationsBank.

   The Company is not affiliated with NationsBank and, although the Company has no knowledge that any of the events described in "Dilution of NationsBank Common Stock" above not heretofore publicly disclosed by NationsBank are currently being contemplated by NationsBank or of any event that would have a material adverse effect on NationsBank or on the price of the NationsBank Common Stock, such events are beyond the Company's ability to control and are difficult to predict.

   NationsBank has no obligations with respect to the Securities and is under no obligation to take the needs of the Company or of holders of the Securities into consideration for any reason. NationsBank will not receive any of the proceeds of the offering of the Securities made hereby and is not responsible for, and has not participated in, the determination or calculation of the amount receivable by holders of the Securities at Maturity or upon redemption. NationsBank is not involved with the administration or trading of the Securities and has no obligations with respect to the amount receivable by holders of the Securities at Maturity or upon redemption.

Possible Illiquidity of the Secondary Market

   It is not possible to predict how the Securities will trade in the secondary market or whether such market will be liquid or illiquid. The Securities new securities and there is currently no secondary market for the Securities. The Company has applied to have the Securities listed on the New York Stock Exchange (the "NYSE"). However there can be no assurance that an active trading market for the Securities will develop or that, if the Securities are approved for listing, such listing will provide the holders of the Securities with liquidity of investment, or that the Securities will not later be delisted or that trading of the Securities on the NYSE will not be suspended. In the event of a delisting or suspension of trading on the NYSE, the Company will apply for listing of the Securities on another national securities exchange or for quotation on another trading market. If the Securities are not listed or traded on any securities exchange or trading market, or if trading of the Securities is suspended, pricing information for the Securities may be more difficult to obtain and the liquidity of the Securities may be adversely affected.

Certain Factors Affecting the Company

   Investors in the Securities should also consider, among other things, the following factors affecting the Company and the insurance industry discussed in the Company's Form 10-K for the fiscal year ended December 31, 1994 incorporated by reference herein: (i) the need for the Company's insurance company subsidiaries to maintain appropriate levels of statutory capital and surplus, particularly in light of continuing scrutiny by rating organizations and state insurance regulatory authorities, and to maintain financial strength or claims-paying ability ratings; (ii) the extensive regulation and supervision to which JP Life and Alexander Hamilton are subject; and (iii) the Company's primary reliance, as a holding company, on dividends from JP Life and Alexander Hamilton to meet debt payment obligations and regulatory restrictions on the ability of JP Life and Alexander Hamilton to pay such dividends.

                          NATIONSBANK CORPORATION

   According to publicly available documents, NationsBank is a bank holding company registered under the Bank Holding Company Act of 1956, as amended, was organized under the laws of the State of North Carolina in 1968 and has as its principal assets the stock of its subsidiaries. Through its subsidiaries, NationsBank provides banking and banking-related services, primarily throughout the Southeast and Mid-Atlantic states and Texas. NationsBank filed a registration statement on Form S-4 with the Commission on October 11, 1995, as amended on November 2, 1995 relating to the issuance of NationsBank Common Stock in connection with the proposed merger of Bank South Corporation with and into NationsBank. NationsBank is also subject to the informational requirements of the Exchange Act. Accordingly, NationsBank files reports, proxy statements and other information with the Commission. Since the filing of its Annnual Report on Form 10-K for the year ended December 31, 1994, NationsBank has filed Quarterly Reports on Form 10-Q for the quarters ented March 31, 1995, June 30, 1995 and September 30, 1995, a proxy statement dated April 26, 1995 and current reports on Form 8-K dated January 17, 1995, February 16, 1995, February 28, 1995, March 2, 1995, March 20, 1995 (2), March 21, 1995, April 1, 1995, April 17, 1995, April 19,
1995, July 5, 1995, July 17, 1995, August 29, 1995, September 4, 1995,
October 16, 1995, October 17, 1995 and November 8, 1995. A description of the NationsBank Common Stock is contained in the current report on Form 8-K, dated September 21, 1994, filed with the Commission. Copies of NationsBank's registration statements, reports, proxy statements and other information may be inspected and copied at certain offices of the Commission at the addresses listed under "Available Information".

   THIS PROSPECTUS SUPPLEMENT RELATES ONLY TO THE SECURITIES OFFERED HEREBY AND DOES NOT RELATE TO THE NATIONSBANK COMMON STOCK. ALL DISCLOSURES CONTAINED IN THIS PROSPECTUS SUPPLEMENT REGARDING NATIONSBANK ARE DERIVED FROM THE PUBLICLY AVAILABLE DOCUMENTS DESCRIBED IN THE PRECEDING PARAGRAPH. THE COMPANY AND THE UNDERWRITERS HAVE NOT PARTICIPATED IN THE PREPARATION OF SUCH DOCUMENTS AND HAVE NOT MADE ANY DUE DILIGENCE INQUIRY WITH RESPECT TO THE INFORMATION PROVIDED THEREIN. THERE CAN BE NO ASSURANCE THAT ALL EVENTS OCCURRING PRIOR TO THE DATE HEREOF (INCLUDING EVENTS THAT WOULD AFFECT THE ACCURACY OR COMPLETENESS OF THE PUBLICLY AVAILABLE DOCUMENTS DESCRIBED IN THE PRECEDING PARAGRAPH) THAT WOULD AFFECT THE TRADING PRICE OF NATIONSBANK COMMON STOCK HAVE BEEN PUBLICLY DISCLOSED. BECAUSE THE PRINCIPAL AMOUNT OF THE SECURITIES PAYABLE AT MATURITY OR UPON REDEMPTION IS RELATED TO THE TRADING PRICE OF NATIONSBANK COMMON STOCK, SUCH EVENTS, IF ANY, WOULD ALSO AFFECT THE TRADING PRICE OF THE SECURITIES.


                      PRICE RANGE AND DIVIDEND HISTORY
                         OF NATIONSBANK COMMON STOCK

   The principal market on which the NationsBank Common Stock is traded is the NYSE. The following table sets forth, for the indicated calendar periods, the reported high and low sales prices of the NationsBank Common Stock on the NYSE Composite Tape, adjusted for stock dividends and stock splits as of November 17, 1995, and the cash dividends per share of NationsBank Common Stock, as reported in published sources.

       Dividends             Period                        High        Low
      Per Share

1993
   First Quarter. . . . . . . . . . .    $ 58        $ 49 1/2      $  0.40
   Second Quarter . . . . . . . . . .      57 7/8      45             0.40
   Third Quarter. . . . . . . . . . .      53 5/8      48 1/4         0.42
   Fourth Quarter . . . . . . . . . .      53 1/4      44 1/2         0.42

1994
   First Quarter. . . . . . . . . . .      50 7/8      44 3/8         0.46
   Second Quarter . . . . . . . . . .      57 3/8      44 1/2         0.46
   Third Quarter. . . . . . . . . . .      56          47 1/8         0.46
   Fourth Quarter . . . . . . . . . .      50 3/4      43 5/8         0.50

1995
   First Quarter. . . . . . . . . . .      51 3/4      44 5/8         0.50
   Second Quarter . . . . . . . . . .      57 3/4      49 5/8         0.50
   Third Quarter. . . . . . . . . . .      68 7/8      54             0.50
   Fourth Quarter
     (through November 17, 1995) . . .      73          64             0.58


   For a recent closing price of the NationsBank Common Stock, see the cover page of this Prospectus Supplement.

   The Company makes no representation as to the amount of dividends, if any, that NationsBank will pay in the future. In any event, holders of Securities will not be entitled to receive any dividends that may be payable on NationsBank Common Stock until such time as the Company, if it so elects, delivers NationsBank Common

Stock at Maturity or upon redemption of the Securities, and then only with respect to dividends having a record date on or after the date of delivery of such NationsBank Common Stock. See "Description of the Securities."

                              USE OF PROCEEDS

The net proceeds from the sale of the Securities will be used to repay a portion of the borrowings under a bank credit agreement dated October 4, 1995. The borrowings were incurred to finance a portion of the purchase price of the acquisition of Alexander Hamilton. Borrowings under the credit agreement, which expires on October 2, 1996, bear interest based on the Company's choice from time to time of a LIBOR-based rate, a base (prime) rate or a competitive bid rate.


                               CAPITALIZATION

The following table sets forth the unaudited capitalization of the Company and its consolidated subsidiaries (i) at September 30, 1995 (ii) pro forma to reflect the acquisition of Alexander Hamilton, including financing and
(iii) as adjusted to give effect to the issuance of the Securities offered hereby and the application of the proceeds thereof.


                                                               As of September 30, 1995
                                             (amounts in millions except share and per share information)

                                                             Pro Forma for Acquisition        Pro forma
                                              Historical     of Alexander Hamilton <F1>     for Securities

 Repurchase agreements                           $ 266.1               $ 266.1                 $ 266.1

 Notes payable                                      76.5                  76.5                    76.5

 Bank acquisition financing                          0.0                 315.0                   <F2>

 Securities offered hereby                           0.0                   0.0

 Total debt                                      $ 342.6               $ 657.6                 $

 Preferred stock of Alexander Hamilton(a)       $    0.0               $  50.0                 $  50.0

 Shareholders' equity Common stock              $   59.3               $  59.3                 $  59.3
 (par value $1.25 per share, 150,000,000
 shares authorized, 47,464,216 shares
 issued

 Retained earnings                               1,508.0               1,508.0                 1,508.0

 Net unrealized gains on securities                431.8                 431.8                   431.8
 available for sale, net of deferred
 taxes

 Total shareholders' equity                     $1,999.1              $1,999.1               $ 1,999.1

 Total capitalization                           $2,341.7              $2,706.7               $





<F1>   The Company acquired Alexander Hamilton on October 6, 1995 for a total consideration of approximately $575 million, consisting of approximately $525 million in cash ($210 million from internal resources and $315 million from bank borrowings) and $50 million of new cumulative floating rate redeemable preferred stock of Alexander Hamilton.
<F2>   The proceeds from the offering of Securities, net of expenses of
       $147,000, will be used to repay a portion of the bank acquisition financing. See "Use of Proceeds".

                    SELECTED CONSOLIDATED FINANCIAL DATA

The following table presents selected consolidated financial information derived from the Company's audited financial statements for each of the five years in the period ended December 31, 1994 and the Company's unaudited interim financial statements, which, in the opinion of management include all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the Company's results of operations and financial position. The results of operations for the nine months ended September 30, 1995 are not necessarily indicative of results to be anticipated for the entire year. The table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-K for the year ended December 31, 1994 and the consolidated financial statements and the related notes incorporated herein by reference.


                                        Nine Months
                                     Ended September 30,                 Years Ended December 31,

                                      1995         1994       1994       1993      1992       1991      1990


                                                  (dollars in millions, except per share data)


 INCOME STATEMENT DATA
 Revenue by Sources:
     Life and accident and
     health insurance                  $  875.7  $  764.9  $1,025.7  $  987.0  $  965.9  $  956.4  $  946.3
 Realized investment
 operations                                26.1      42.5      61.4      54.2      45.7      32.2      28.2
 Communications operations                114.8     118.9     172.5     145.0     129.7     125.0     127.3

                                            9.1       7.9       9.2       6.2       4.7       4.7       5.6
 Other
 Total Income from continuing
 operations                            $1,025.7  $  934.2  $1,268.8  $1,192.4  $1,146.0  $1,118.3  $1,107.4

 Net Income by Sources:
     Life and accident and
     health insurance                  $  131.6  $  123.7  $  168.5  $  158.2  $  156.6  $  146.2  $  128.2
 Communications                            15.8      14.6      22.0      17.3      14.2      10.3      10.0

                                           21.0      27.3      39.4      34.1      23.8      15.5      13.1
 Other, net
 Total Income from Continuing
 Operations                            $  168.4  $  165.6  $  229.9  $  209.6  $  194.6  $  172.0  $  151.3
 Income from discontinued
 operations, net of taxes<F2>              18.6       5.8       9.3       9.7       8.6       3.7       6.3

 Accumulated postretirement
 benefit obligation, net <F3>               0.0       0.0       0.0     (24.1)      0.0       0.0       0.0

 Net income                            $  187.0  $  171.4  $  239.2  $  195.2  $  203.2  $  175.7  $  157.6
 Ratio of earnings to fixed
 charges <F4>                              17.0      26.8      25.5      76.8      64.9      56.2      49.9
 Pro forma combined ratio of
 earnings to fixed charges <F5>             8.4       N/A      10.0       N/A       N/A       N/A      N/A

 BALANCE SHEET DATA
                                               <F1>
 Total assets                          $7,989.6  $6,114.3  $6,140.3  $5,640.6  $5,256.8  $4,945.4  $4,474.5
 Total debt

    Obligations under
    repurchase agmts.                     266.1     266.5     266.8       0.0       0.0       0.0       0.0

    Short term                             76.5      48.7      29.4      39.7       0.0       0.0       0.0
    Long term                               0.0       0.0       0.0       0.0       0.0       0.0       0.0

 Shareholders equity                    1,999.1   1,761.1  $1,732.5  $1,733.0  $1,668.2  $1,544.5  $1,334.4
 PER SHARE DATA
 Net income                            $   3.90  $   3.52  $   4.92  $   3.88  $   3.99  $   3.42  $   2.94

 Cash dividends                        $   1.39  $   1.25  $   1.68  $   1.51  $   1.30  $   1.09  $   0.98


<F1>   The Company acquired a majority of the life insurance and annuity business of Kentucky Central Life Insurance Company on May 31, 1995 in an assumption reinsurance transaction. In connection with this transaction, JP Life assumed assets of $869 million (excluding the value of business acquired) and recorded liabilities of $1,092 million. Four months' operating results are included in the September 30, 1995 operating results.
<F2>   Includes earnings of Jefferson-Pilot Fire & Casualty Company and
       Jefferson-Pilot Title Insurance Company, each of which the Company agreed to sell in 1994.
<F3>   During 1993, the Company adopted SFAS 106 "Employers' Accounting for
       Postretirement Benefits Other Than Pensions." SFAS 106 requires the accrual of the cost of providing postretirement benefits other than pensions during the employees' active service periods. Accordingly, the consolidated statement of income for 1993 includes a charge in the amount of $24.1 million, representing initial recognition of the accumulated benefit obligation of $37.0 million, net of deferred tax benefit of $12.9 million.
<F4>   The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, "earnings" include pretax income from continuing operations plus certain fixed charges. "Fixed charges" include interest, whether expensed or capitalized, and amortization of debt expense and the portion of rental expense which is representative of the interest factor.
<F5>   The pro forma combined ratio of earnings to fixed charges and preferred stock dividends is adjusted to reflect the additional fixed charges and preferred stock dividends incurred due to the Alexander Hamilton acquisition in October 1995. The debt acquired in financing the acquisition is assumed to be put in place at January 1 of the applicable year. Income has not been adjusted to reflect any income from Alexander Hamilton.


                       DESCRIPTION OF THE SECURITIES

   The Securities will be issued under the indenture (the "Indenture"),
dated            , 1995, between the Company and First Union National Bank
of North Carolina, a national banking association, as trustee (the "Trustee"). The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus Supplement is a part. All article and section references appearing herein are to articles and sections of the Indenture, and all capitalized terms not otherwise defined herein have the meanings specified in the Indenture. Whenever particular Sections or defined terms of the Indenture are referred to herein, such Sections or defined terms are incorporated by reference herein.

General

   The Indenture does not limit the amount of Debt Securities which may be issued thereunder. The aggregate number of Securities to be issued will be limited to 4,000,000, of which 1,500,000, plus such additional number of Securities as may be issued pursuant to the over-allotment option granted by the Company to the Underwriters are being offered hereby. See "Underwriting". The Securities will only be issued in integral amounts (i.e., whole numbers). Investors may purchase any whole number of Securities. The Securities will be unsecured and will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company. The Company's assets consist primarily of the common stock of its subsidiaries, and the Company conducts no substantial business or operations itself. Accordingly, the right of the Company, and hence the right of the creditors of the Company (including the Holders of the Securities), to participate in any distribution of assets of any subsidiary of the Company upon its liquidation or reorganization will be subject to the prior claims of creditors of such subsidiaries, except to the extent that claims of the Company itself as a creditor of such subsidiaries may be recognized.

   Each Security, which will be issued with a principal amount of $
 , will bear interest at the annual rate of                % of the
principal amount per annum (or $            per annum) from             ,
1995, or from the most recent Interest Payment Date (as defined below) to which interest has been paid or provided for until the principal amount thereof is exchanged at Maturity or upon redemption pursuant to the terms of the Securities. Interest on the Securities will be payable quarterly in
arrears on                    ,               ,              and           ,
commencing                , 199_ (each, an "Interest Payment Date"), to the
persons in whose names the Securities are registered as of the record date. Interest on the Securities will be computed on the basis of a 360-day year of twelve 30-day months. If an Interest Payment Date falls on a day that is not a Business Day, the interest payment to be made on such Interest Payment Date will be made on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date, and no additional interest will accrue as a result of such delayed payment.

   The Securities will mature on January    , 2000 and are subject to earlier
redemption at the option of the Company as described under "Optional Redemption" below. At Maturity (including as a result of acceleration or otherwise) or upon redemption, the principal amount of each Security will be mandatorily exchanged by the Company for a number of shares of NationsBank Common Stock at the Exchange Rate (as defined below) using the Maturity Price or Redemption Price (as defined below), plus any accrued and unpaid interest up to Maturity, and, accordingly, Holders of the Securities will not necessarily receive an amount equal to the principal amount thereof. The "Exchange Rate" is equal to, subject to adjustment as a result of certain dilution events, (a) if the Maturity Price or Redemption Price per share of NationsBank Common Stock is greater than or equal to the Threshold
Appreciation Price,              shares of NationsBank Common Stock per
Security, (b) if the Maturity Price or Redemption Price is less than the Threshold Appreciation Price but is greater than the Initial Price, a fractional share of NationsBank Common Stock per Security so that the value thereof (determined at the Maturity Price or Redemption Price) is equal to the Initial Price and (c) if the Maturity Price or Redemption Price is less than or equal to the Initial Price, one share of NationsBank Common Stock per Security. No fractional shares of NationsBank Common Stock will be delivered at Maturity or upon redemption as provided below. Notwithstanding the foregoing, the Company may, at its option, in lieu of delivering shares of NationsBank Common Stock, deliver cash in an amount equal to the value of such number of shares of NationsBank Common Stock at the Maturity Price. Such option, if exercised, may be exercised with respect to all, or less than all, shares of NationsBank Common Stock otherwise deliverable upon exchange of the outstanding Securities. On or prior to the seventh Business Day prior to Maturity, the Company will notify the Trustee and publish a notice in a daily newspaper of national circulation stating whether the principal amount of each Security will be exchanged for shares of NationsBank Common Stock or cash or both. If the Company elects to deliver shares of NationsBank Common Stock, holders of the Securities will be responsible for the payment of any and all brokerage costs upon the subsequent sale of such stock. If less than all of the outstanding Securities are to be exchanged for NationsBank Common Stock, the Securities to be exchanged for NationsBank Common Stock will be selected by the Company from the outstanding Securities by lot or pro rata (as nearly as may be) or by any other method determined by the Board of Directors of the Company in its sole discretion to be equitable.

   The "Maturity Price" is defined as the average Closing Price per share of NationsBank Common Stock on the 20 Trading Days ending two days prior to, but not including, Maturity. The "Closing Price" of any security on any date of determination means the closing sale price (or, if no closing price is reported, the last reported sale price) of such security on the NYSE on such date or, if such security is not listed for trading on the NYSE on any such date, as reported in the composite transactions for the principal United States securities exchange on which such security is so listed, or if such security is not so listed on a United States national or regional securities exchange, as reported by The Nasdaq Stock Market, or, if such security is not so reported, the last quoted bid price for such security in the over-the-counter market as reported by the National Quotation Bureau or similar organization, or, if such bid price is not available, the market value of such security on such date as determined by a nationally recognized independent investment banking firm retained for this purpose by the Company. A "Trading Day" is defined as a day on which the security the Closing Price of which is being determined (A) is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and (B) has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of such security.

   For illustrative purposes only, the following chart shows the number of shares of NationsBank Common Stock or the amount of cash that a Holder of Securities would receive for each Security at various Maturity Prices. The table assumes that there will be no dilution adjustments to the Exchange Rate as described below. There can be no assurance that the Maturity Price will be within the range set forth below. Given the Initial Price of $
      and the Threshold Appreciation Price of $                 , a Holder
of the Securities would receive at Maturity the following number of shares of NationsBank Common Stock or amount of cash (if the Company elects to settle the Securities in cash) per Security:


                       Maturity Price                Number of
                       of NationsBank          Shares of NationsBank
                       Common Stock               Common Stock              Amount of Cash




   Interest on the Securities will be payable, and delivery of NationsBank Common Stock (or, at the option of the Company, its cash equivalent or a combination of both) in exchange for the Securities at Maturity or upon redemption will be made upon surrender of such Securities, at the office or agency of the Company maintained for such purposes in the city where the principal corporate trust office of the Trustee is located, which will initially be the principal corporate trust office of the Trustee, provided that payment of interest may be made (subject to collection) at the option of the Company by check mailed to the persons in whose names the Securities
are registered at the close of business on                    ,
                  ,                    and                           . The
principal corporate trust office in New York City of the Trustee is located at Stock Transfer Department, SC1, One State Street, New York, New York 10004 (c/o IBJ Shroeder).

   The Securities will be transferable at any time or from time to time at the aforementioned office. No service charge will be made to the Holder for any such transfer except for any tax or other governmental charge incidental thereto.

   The Indenture does not contain any restriction on the ability of the Company to sell, pledge or otherwise convey all or any portion of the NationsBank Common Stock held by it, and no such shares of NationsBank Common Stock will be pledged or otherwise held in escrow for exchange at Maturity of the Securities. Consequently, in the event of a bankruptcy, insolvency or liquidation of the Company, any NationsBank Common Stock owned by the Company will be subject to the claims of the creditors of the Company. In addition, as described herein, the Company will have the option, exercisable in its sole discretion, to satisfy its obligations pursuant to the mandatory exchange for the principal amount of the Securities at Maturity by delivering to Holders of the Securities either the specified number of shares of NationsBank Common Stock or cash or a combination of both in an amount equal to the value of such number of shares at the Maturity Price. There can be no assurance that the Company will elect at Maturity to deliver NationsBank Common Stock. Consequently, Holders of the Securities will not be entitled to any rights with respect to the NationsBank Common Stock (including without limitation voting rights and rights to receive any dividends or other distributions in respect thereof) until such time, if any, as the Company shall have delivered shares of NationsBank Common Stock to Holders of the Securities at Maturity thereof and, unless the applicable record date, if any, for the exercise of such rights occurs after such date.

Dilution Adjustments

   The Exchange Rate is subject to adjustment if NationsBank shall (i) pay a stock dividend or make a distribution with respect to NationsBank Common Stock in shares of such stock; (ii) subdivide or split the outstanding shares of NationsBank Common Stock into a greater number of shares; (iii) combine the outstanding shares of NationsBank Common Stock into a smaller number of shares; (iv) issue by reclassification of shares of NationsBank Common Stock any shares of common stock of NationsBank; (v) issue rights or warrants to all holders of NationsBank Common Stock entitling them to subscribe for or purchase shares of NationsBank Common Stock at a price per share less than the then current market price of the NationsBank Common Stock (other than rights to purchase NationsBank Common Stock pursuant to a plan for the reinvestment of dividends or interest); or (vi) pay a dividend or make a distribution to all holders of NationsBank Common Stock of evidences of its indebtedness or other assets (excluding any stock dividends or distribution referred to in clause (i) above or any cash dividends other than any Extraordinary Cash Dividends) or issue to all holders of NationsBank Common Stock rights or warrants to subscribe for or purchase any of its securities (other than those referred to in clause (v) above). An "Extraordinary Cash Dividend" means, with respect to any 365-day period, all cash dividends on the NationsBank Common Stock during such period to the extent such dividends exceed on a per share basis 10% of the average Closing Price of the NationsBank Common Stock over such period (less any such dividends for which a prior adjustment to the Exchange Rate was previously made). All adjustments to the Exchange Rate will be calculated to the nearest 1/10,000th of a share of NationsBank Common Stock (or if there is not a nearest 1/10,000th of a share to the next lower 1/10,000th of a share). No adjustment in the Exchange Rate shall be required unless such adjustment would require an increase or decrease of at least one percent therein; provided, however, that any adjustments which by reason of the foregoing are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

   In the event of (A) any consolidation or merger of NationsBank, or any surviving entity or subsequent surviving entity of NationsBank (a
"NationsBank Successor"), with or into another entity (other than a merger or consolidation in which NationsBank is the continuing corporation and in which the NationsBank Common Stock outstanding immediately prior to the merger or consolidation is not exchanged for cash, securities or other property of NationsBank or another corporation), (B) any sale, transfer, lease or conveyance to another corporation of the property of NationsBank or any NationsBank Successor as an entirety or substantially as an entirety,
(C) any statutory exchange of securities of NationsBank or any NationsBank Successor with another corporation (other than in connection with a merger or acquisition) or (D) any liquidation, dissolution or winding up of
NationsBank or any NationsBank Successor (any such event described in clause
(A), (B), (C) or (D), a "Reorganization Event"), the Exchange Rate used to determine the amount payable upon exchange at Maturity or upon redemption for each Security will be adjusted to provide that each Holder of Securities will receive at Maturity or upon redemption for each Security cash in an amount equal to (a) if the Transaction Value (as defined below) is greater than or equal to
the Threshold Appreciation Price,             multiplied by the Transaction
Value, (b) if the Transaction Value is less than the Threshold Appreciation Price but greater than the Initial Price, the Initial Price and (c) if the Transaction Value is less than or equal to the Initial Price, the Transaction Value. "Transaction Value" means (i) for any cash received by the Company in any such Reorganization Event, the amount of cash received per share of NationsBank Common Stock, (ii) for any property other than cash or securities received by the Company in any such Reorganization Event, an amount equal to the market value at Maturity or upon redemption of such property received per share of NationsBank Common Stock as determined by a nationally recognized independent investment banking firm retained for this purpose by the Company and (iii) for any securities received by the Company in any such Reorganization Event, an amount equal to the average Closing Price per share of such securities on the 20 Trading Days ending two days prior to Maturity or any redemption date, as the case may be, multiplied by the number of such securities received for each share of NationsBank Common Stock. Notwithstanding the foregoing, in the event that property or securities, or a combination of cash, on the one hand, and property or securities, on the other, are received by the Company in any such Reorganization Event, the Company may, at its option, in lieu of delivering cash as described above, deliver (a) an amount of cash equal to (i) the Exchange Rate (adjusted as described above) times (ii) the amount of cash, if any, received by the Company per share of NationsBank Common Stock in such Reorganization Event plus (b) property in an amount equal to (i) the Exchange Rate (as so adjusted) times (ii) the amount of property, if any, received by the Company per share of NationsBank Common Stock in such Reorganization Event plus (c) securities in a number or amount, as applicable, equal to (i) the Exchange Rate (as so adjusted) times (ii) the number or amount, as applicable, of securities, if any, received by the Company in such Reorganization Event per share of NationsBank Common Stock.
If the Company elects to deliver securities or other property, Holders of the Securities will be responsible for the payment of any and all brokerage and other transaction costs upon any subsequent sale of such securities or other property. The kind and amount of securities into which the Securities shall be exchangeable after consummation of such transaction shall be subject to adjustment as described in the immediately preceding paragraph following the date of consummation of such transaction.

   The Company is required, within ten Business Days following the occurrence of an event that requires an adjustment to the Exchange Rate (or if the Company is not aware of such occurrence, as soon as practicable after becoming so aware), to provide written notice to the Trustee and to the Holders of the Securities of the occurrence of such event and a statement in reasonable detail setting forth the method by which the adjustment to the Exchange Rate was determined and setting forth the revised Exchange Rate.

Fractional Shares

   No fractional shares of NationsBank Common Stock will be issued if the Company exchanges the Securities for shares of NationsBank Common Stock. In lieu of any fractional share otherwise issuable in respect of the Securities of any Holder which are exchanged at Maturity, such Holder shall be entitled to receive an amount in cash equal to the value of such fractional share at the Maturity Price.

Optional Redemption

   The Securities are not redeemable prior to 30 days prior to Maturity. At any time and from time to time commencing 30 days prior to Maturity and ending immediately prior to Maturity, the Company may redeem any or all of the outstanding Securities. Upon any such redemption prior to Maturity, each owner of a Security called for redemption will receive, in exchange for such Security, a number of shares of NationsBank Common Stock (or, at the Company's option, which may be exercised with respect to all, or less than all, shares of NationsBank Common Stock deliverable upon redemption, cash with an equal value) determined based on the Exchange Rate (as defined above) using the Redemption Price plus a cash payment of $___ per Security and any accrued and unpaid interest up to the date of redemption. On or prior to the seventh Business Day prior to the date of redemption, the Company will notify the Trustee and publish a notice in a daily newspaper of national circulation stating whether the principal amount of each Security will be redeemed for shares of NationsBank Common Stock or cash or a combination of both. If the Company elects to deliver shares of NationsBank Common Stock, holders of the Securities will be responsible for the payment of any and all brokerage costs upon the subsequent sale of such stock. If less than all of the outstanding Securities are to be called for redemption, the Securities to be called will be selected by the Company from the outstanding Securities not previously called by lot or pro rata (as nearly as may be) or by any other method determined by the Board of Directors of the Company in its sole discretion to be equitable. The Company will provide notice of any call for redemption of the Securities not less than 15 nor more than 30 days prior to the date fixed for redemption.

   The "Redemption Price" means the average Closing Price per share of NationsBank Common Stock for the 20 Trading Days ending two days prior to the Notice Date; provided, however, that, with respect to any redemption of the Securities, if any event that results in a dilution adjustment occurs at any time during the period beginning on the first day of the 20-Trading Day period and ending on the applicable date of redemption, the Redemption Price as determined pursuant to the foregoing will be appropriately adjusted to reflect the occurrence of such event. The "Notice Date" with respect to any notice given by the Company in connection with a redemption of the Securities means the date on which first occurs either the public announcement of such redemption or the commencement of mailing of such notice to the holders of the Securities. The number of shares of NationsBank Common Stock (or the amount of cash in lieu thereof) to be delivered in payment of the Redemption Price will be determined on the basis of the price of NationsBank Common Stock prior to the announcement of redemption, and such price may vary between the date of such determination and delivery of such NationsBank Common Stock or cash.

Book-Entry System

   It is expected that the Securities will be issued in the form of one or more global securities (the "Global Securities") deposited with The Depository Trust Company (the "Depositary") and registered in the name of a nominee of the Depositary.

   The Depositary has advised the Company and the Underwriters as follows:
The Depositary is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to Section 17A of the Exchange Act. The Depositary was created to hold securities of persons who have accounts with the Depositary ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of certificates. Such participants include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

   Upon the issuance of a Global Security, the Depositary or its nominee will credit the respective Securities represented by such Global Security to the accounts of participants. The accounts to be credited shall be designated by the Underwriters. Ownership of beneficial interests in such Global Securities will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in such Global Securities will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary or its nominee for such Global Securities. Ownership of beneficial interests in such Global Securities by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

   So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Securities for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in such Global Securities will not be entitled to have the Securities registered in their names, will not receive or be entitled to receive physical delivery of the Securities in definitive form and will not be considered the owners or holders thereof under the Indenture.

   Payment of principal of and any interest on the Securities registered in the name of or held by the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner or the holder of the Global Security. None of the Company, the Trustee, any Paying Agent or any securities registrar for the Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

   The Company expects that the Depositary, upon receipt of any payment of principal or interest in respect of a permanent Global Security, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of the Depositary. The Company also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

   A Global Security may not be transferred except as a whole by the Depositary to a nominee or a successor of the Depositary. If the Depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue Securities in definitive registered form in exchange for the Global Security representing such Securities.

Listing

   The Company has applied to have the Securities listed on the NYSE under the symbol "NBX".

Regarding the Trustee

   The Trustee has its principal corporate trust office at 230 South Tryon Street, Charlotte, North Carolina 28288-1179, Attention: Corporate Trust--Bond Administration. The Company has normal banking relationships with the Trustee, and the Trustee also serves as transfer agent and registrar for the Company's common stock.

                 CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

General

   The following is a general description of the material U.S. federal income tax consequences that may be relevant to a citizen or resident of the United States, a corporation, partnership or other entity created or organized under the laws of the United States, an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source, or a foreign person subject to U.S. federal income taxation on a net income basis who is the beneficial owner of a Security (each, a "U.S. Holder"). All references to "holders" (including U.S. Holders) are to beneficial owners of the Securities. This discussion, which was prepared by Sullivan & Cromwell, special tax counsel to the Company, is based on current U.S. federal income tax law applied to the context of facts provided to them and is for general information only.

   This discussion deals only with holders who are initial holders of the Securities and who will hold the Securities as capital assets. It does not address tax considerations applicable to investors that may be subject to special U.S. federal income tax treatment, such as dealers in securities, insurance companies, banks, regulated investment companies, tax-exempt entities or, except to the extent otherwise indicated, to non-U.S. Holders. Special tax rules may apply to persons holding a Security as part of a "conversion transaction," "straddle," hedging transaction or other combination of offsetting positions. Holders in such circumstances should consult their tax advisors regarding the applicability of these special rules to an investment in the Securities. This discussion does not address the tax consequences under state, local or foreign law.

   No statutory, judicial or administrative authority directly addresses the characterization of the Securities or instruments similar to the Securities for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the Securities are uncertain. It is the opinion of tax counsel that the characterizations and tax treatment described below, while not the only reasonable characterizations and tax treatment, are based on reasonable interpretations of law currently in effect and that there is substantial authority for these characterizations (other than the alternative positions described below). Tax counsel is unable to opine that the likely characterizations and treatment of the Securities are those described below. No ruling is being requested from the IRS with respect to the Securities and no assurance can be given that the IRS will agree with the tax treatment described below. ACCORDINGLY, A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE SECURITIES SHOULD CONSULT ITS TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL
OR OTHER TAX LAWS.

United States Holders

   Interest on the Securities will be reported to U.S. Holders and to the IRS on the assumption that a U.S. Holder must include interest in income as it is paid or accrued, in accordance with the U.S. Holder's method of accounting. U.S. Holders should consult their tax advisors concerning the alternative position that payments of interest will reduce a U.S. Holder's basis in the Securities and that interest need not be included in income until Maturity or upon redemption.

   At Maturity or upon redemption, a U.S. Holder should recognize capital gain or loss equal to the difference between the basis of the Securities and the amount of the cash, or the fair market value of the NationsBank Common Stock, or the combination of both, received in exchange therefor. Such gain or loss generally will be long-term capital gain or loss if the U.S. Holder has held the Securities for more than one year. The IRS might take the position, however, that any such gain should be treated as ordinary interest income. U.S. Holders should consult their tax advisors concerning the alternative position that no gain or loss will be recognized at Maturity or upon redemption if NationsBank Common Stock is received in exchange for the Securities, on the theory that the Securities are themselves forward contracts for the purchase of NationsBank Common Stock.

   A U.S. Holder who disposes of Securities prior to Maturity will recognize capital gain or loss equal to the difference between the basis of the Securities and the amount of cash received in exchange therefor. Such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the Securities for more than one year.

Backup Withholding and Information Reporting

   A holder of a Security may be subject to information reporting and to backup withholding at a rate of 31% of certain amounts paid to the holder unless such holder provided proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules.

                                UNDERWRITING

   Subject to the terms and conditions set forth in the Underwriting Agreement, the Company has agreed to sell to each of the Underwriters named below, and each of such Underwriters, for whom Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives, has severally agreed to purchase, the number of the Securities set forth opposite its name below:

   Underwriter                                       Number of
                                                     Securities
    Goldman, Sachs & Co.. . . . . . . . . . . .

   Merrill Lynch, Pierce, Fenner & Smith
               Incorporated . . . . . . . . . .

   Total                                              1,500,000

   Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all of the Securities, if any are taken.

   The Underwriters propose to offer the Securities in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus, and in part to certain securities dealers at such price
less a concession of $       per Security. The Underwriters may allow, and
such dealers may reallow, a concession not to exceed $       per Security to
certain brokers and dealers. After the Securities are released for sale to the public, the offering price and other selling terms may from time to time be varied by the representatives.

   The Company has granted the Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of 150,000 additional Securities to cover over-allotments, if any. If the Underwriters exercise their over-allotment option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of Securities to be purchased by each of them, as shown in the foregoing table, bears to the 1,500,000 Securities offered hereby.

    The Company and ETRE Capital Corp. have agreed not to offer, sell, contract to sell or otherwise dispose of, directly or indirectly, or file a registration statement under the Securities Act with respect to, any Securities, shares of NationsBank Common Stock, securities convertible into or exchangeable for shares of NationsBank Common Stock or rights or warrants to acquire such shares, or any other security substantially similar to the Securities or the NationsBank Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of the representatives of the Underwriters, except for the Securities offered in connection with the offering of the Securities and shares of NationsBank Common Stock transferred by the Company upon exchange of the Securities.

   The representatives have informed the Company that they do not expect sales to discretionary accounts by the Underwriters to exceed five percent of the total number of Securities offered by them.

   Prior to the offering of the Securities, there has been no public market for the Securities. The initial public offering price for the Securities is equal to the last sale price of the NationsBank Common Stock on
    , 1995, as reported on the New York Stock Exchange.

   Goldman, Sachs & Co. have in the past performed, and are currently performing, investment banking services for the Company and have received and may receive fees in connection with such services.

   The Company has applied to have the Securities listed on the New York Stock Exchange.

   The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act.

                         VALIDITY OF THE SECURITIES

   The validity of the Securities offered hereby will be passed upon for Jefferson-Pilot Corporation by Robert A. Reed, Esq., Vice President, Secretary and Associate General Counsel of Jefferson-Pilot Corporation, and for the Underwriters by Sullivan & Cromwell, New York, New York. Certain tax matters with respect to the Securities will be passed upon by Sullivan & Cromwell. Sullivan & Cromwell and Robert A. Reed, Esq. may rely upon the opinion of other designated counsel as to certain matters governed by North Carolina law.

                SUBJECT TO COMPLETION, DATED ________, 1995
                       JEFFERSON-PILOT CORPORATION

                              Debt Securities


       Jefferson-Pilot Corporation (the "Company") may from time to time offer, together or separately, its (i) debt securities (the "Debt Securities") and (ii) warrants to purchase securities of the Company as shall be designated by the Company at the time of the offering (the "Warrants") in amounts, at prices and on terms to be determined at the time of offering. The Debt Securities and Warrants are collectively called the "Securities."

       The Securities offered pursuant to this Prospectus may be issued in one or more series or issuances and will be limited to $300,000,000 aggregate public offering price (or its equivalent (based on the applicable exchange rate at the time of sale) in one or more foreign currencies, currency units or composite currencies as shall be designated by the Company). Certain specific terms of the particular Securities in respect of which this Prospectus is being delivered are set forth in the accompanying Prospectus Supplement (the "Prospectus Supplement"), including, where applicable, in the case of Debt Securities, the specific title, aggregate principal amount, the denomination, whether such Debt Securities are secured or unsecured obligations, maturity, premium, if any, the interest rate (which may be fixed, floating or adjustable), the time and method of calculating payment of interest, if any, the place or places where principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, the currency in which principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, any terms of redemption at the option of the Company or the holder, any sinking fund provisions, terms for any exchange into other securities, the initial public offering price and other special terms and, in the case of Warrants, the duration, the purchase price, the exercise price and detachability of such Warrants. If so specified in the applicable Prospectus Supplement, Debt Securities of a series may be issued in whole or in part in the form of one or more temporary or permanent global securities.

       Unless otherwise specified in a Prospectus Supplement, the Debt Securities, when issued, will be unsecured and will rank equally with all other unsecured and unsubordinated indebtedness of the Company.

   The Prospectus Supplement will contain information concerning certain U.S. federal income tax considerations, if applicable to the Securities offered.

                               ______________

       THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
        ______________


  The Securities will be sold directly, through agents, underwriters or dealers as designed from time to time, or through a combination of such methods. If agents of the Company or any dealers or underwriters are involved in the sale of the Securities in respect of which this Prospectus is being delivered, the names of such agents, dealers or underwriters and any applicable commissions or discounts are set forth in or may be calculated from the Prospectus Supplement with respect to such Securities.

                               ______________

              The date of this Prospectus is            , 1995

  INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH
THE SECURITIES AND EXCHANGE COMMISSION.  THESE SECURITIES MAY NOT BE SOLD
NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SUPPLEMENT SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

   No dealer, salesman or other person is authorized to give any information or to make any representations not contained in this Prospectus or any Prospectus Supplement, and, if given or made, any information or representations not contained in this Prospectus or any Prospectus Supplement must not be relied upon as having been authorized by the Company or any underwriter or agent. This Prospectus or any Prospectus Supplement does not constitute an offer to sell, or a solicitation of an offer to buy, any Debt Securities by the Company or any underwriter or agent in any jurisdiction in which it is unlawful for the Corporation or such underwriter or agent to make such an offer or solicitation. The delivery of this Prospectus or any Prospectus Supplement at any time does not imply that the information herein or therein, or in any document incorporated by reference herein or therein, is correct as of any time subsequent to the date hereof or thereof.


                           AVAILABLE INFORMATION

   Jefferson-Pilot Corporation (the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, Suite 1300, New York, New York 10048 and Suite 1400, Northwestern Atrium Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 N.W., Judiciary Plaza, Washington, D.C. 20549. The Common Stock of the Company is listed on, and reports, proxy and information statements and other information concerning the Company can be inspected at the offices of, the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

   This Prospectus constitutes a part of a registration statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company reference is made to the Registration Statement. The Registration Statement may be inspected by anyone without charge at the principal office of the Commission in Washington, D.C. and copies of all or part of it may be obtained from the Commission upon payment of the prescribed fees.

              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The Annual Report on Form 10-K for the fiscal year ended December 31, 1994, the Quarterly Reports on Form 10-Q for the periods ended March 31, 1995, June 30, 1995 and September 30, 1995 and the Current Reports on Form 8-K for May 31, 1995 and Form 8-K and Form 8-K/A for October 6, 1995, which have been filed by the Company with the Commission, are incorporated herein by reference.

   All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing such documents. Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

   The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any and all of the foregoing documents incorporated by reference herein, other than the exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to: Jefferson-Pilot Corporation, 100 North Greene Street, Greensboro, North Carolina 27401, Attention: Robert A. Reed,
(910) 691-3375.


                        JEFFERSON-PILOT CORPORATION

   Jefferson-Pilot Corporation (the "Company"), through its insurance subsidiaries, is primarily engaged in the business of writing life insurance, annuities and accident and health insurance through a broad range of individual and group distribution channels. Other subsidiaries own and
operate radio and television stations and produce sports programming.   The
principal subsidiaries of the Company are Jefferson- Pilot Life Insurance Company ("JP Life"), Alexander Hamilton Life Insurance Company of America ("Alexander Hamilton"), and Jefferson-Pilot Communications Company ("JP Communications"). Except where the context otherwise requires, the "Company" also refers to the consolidated group of Jefferson-Pilot Corporation and its subsidiaries. The Company, headquartered in Greensboro, North Carolina, was incorporated in North Carolina in 1968. The principal executive offices are located at 100 North Greene Street, Greensboro, North Carolina 27401 (telephone 910/691-3691).

   A.M. Best Company, Inc. ("A.M. Best"), an independent insurance industry rating organization, currently rates JP Life "A++ (Superior)," the highest rating available from A.M. Best, and rates Alexander Hamilton "A+
(Superior)," its second highest rating.  Standard & Poor's Corporation
("S&P") rates JP Life's claims-paying ability "AAA (Superior)," the highest rating available from S&P. Following its acquisition by the Company as described below, S&P upgraded Alexander Hamilton's claims-paying rating to "AAA (Superior)." Duff & Phelps currently rates the claims-paying ability of JP Life and Alexander Hamilton "AAA (Superior)". Moody's Investors Service current financial strength rating for JP Life is "Aa2" and for Alexander Hamilton is "A1" (on review for possible upgrade). These ratings are based on factors of relevance primarily to policyholders and are not directed to the protection of investors and do not apply to the Securities offered hereby.

Recent Acquisitions

   The Company has experienced substantial growth in 1995 through two significant acquisitions as well as internal business development. On May 31, 1995, JP Life acquired most of the life insurance and annuity liabilities (approximately $1.1 billion) and related assets of Kentucky Central Life Insurance Company through an assumption reinsurance transaction. On October 6, 1995, the Company acquired Alexander Hamilton, with assets of approximately $8.4 billion (including a $2.2 billion coinsurance receivable), for a total consideration of approximately $575 million, consisting of $525 million in cash and $50 million in preferred stock of Alexander Hamilton (the survivor of the merger). After giving effect to the recent acquisitions, the Company would have had pro forma revenues for the year ended December 31, 1994 of approximately $1.4 billion, and, as of September 30, 1995, pro forma assets and shareholders' equity of approximately $16 billion and $2 billion, respectively. The Company will continue to seek to redeploy capital from portfolio to operating investments and may make additional acquisitions in the future.

Description of Business Segments

   The Company's principal business segments are life insurance (individual and group) and communications. In 1994, the life insurance business and the communications business contributed approximately 84% and 11%, respectively, of the Company's operating income.

   Individual Insurance

   Individual insurance products are offered by JP Life through a career agency force of almost 1,800 managers and agents, an independent marketing force encompassing approximately 11,000 licensed personal producing general agents and independent marketing organizations and a home service network of 65 agents and managers. JP Life has experienced significant individual life insurance sales growth, primarily due to the expansion of its independent marketing system which has attracted over 10,000 agents since the beginning of 1993. Annuity products are sold through these distribution systems as well as financial institutions. JP Life's sales have been concentrated in the Southeastern United States.

   Alexander Hamilton primarily sells universal life insurance products through personal producing general agents and independent marketing organizations and annuities through financial institutions. Alexander Hamilton's sales have been concentrated in the Midwest and West.

   Group Insurance

   Group insurance products are sold through independent insurance brokers primarily to small and medium-sized employers for the benefit of their employees and their dependents. Group coverages sold include health insurance funded on conventionally-insured and self-insured bases, life insurance, disability income insurance and dental insurance. The Company believes that its group products are competitively priced, but in marketing group products places emphasis on high service levels, particularly in the area of claims processing. The Company has also recently begun to sell annuities to the 401(k) retirement market. JP Life's group insurance activities are concentrated in the Southeastern United States, with a particular focus on North Carolina, where management believes that it is one of the largest commercial group insurers.

   Communications

   JP Communications owns and operates three VHF television stations and 14 radio stations and produces and syndicates sports-oriented television programming. JP Communications' television stations are all network-affiliated and are located in Charlotte, North Carolina (CBS); Richmond, Virginia (NBC); and Charleston, South Carolina (CBS). The radio stations are clustered in five markets: Miami, Atlanta, San Diego, Denver and Charlotte. JP Communications' production and syndication operations primarily are based on contracts with two major college sports organizations, the Atlantic Coast Conference and the Southeastern Conference, that provide JP Communications the right to televise certain college basketball and football games.

   Management believes that the operations of JP Communications, particularly in televised sports activities, provide substantial marketing benefits to the Company's insurance operations because of the positive image and name-recognition generated by such activities. Investment Strategy

   The Company manages its invested assets utilizing strategies designed to maintain high investment quality, investment diversification, and well-matched overall asset and liability duration. The Company invests cash flows from operations primarily in fixed-income securities, including publicly-issued bonds, privately-placed bonds and commercial mortgage loans.


   Within its fixed-income accounts, the Company maintains relatively large holdings of collateralized mortgage obligations, focusing on actively-traded, less-volatile issues that produce relatively stable cash flows. The Company believes that its investment strategies produce competitive overall investment yields and below-average levels of impaired investments relative to the life insurance and annuity industries as a whole.

                              USE OF PROCEEDS

   The net proceeds from the sale of the Securities will be used to repay a portion of the borrowings under a bank credit agreement dated October 4, 1995. The borrowings were incurred to finance a portion of the purchase price for the acquisition of Alexander Hamilton. Borrowings under the credit agreement bear interest based on the Company's choice from time to time of a LIBOR-based rate, a base (prime) rate or a competitive bid rate.


                       DESCRIPTION OF DEBT SECURITIES

   The following description sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may not apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Debt Securities.

   The Debt Securities are to be issued under an Indenture to be dated as of _______, 1995 (the "Indenture"), between the Company and First Union National Bank of North Carolina, a national banking association, as trustee. A copy of the Indenture has been filed as an exhibit to the Registration Statement. First Union National Bank of North Carolina is hereinafter referred to as the "Trustee." The following summaries of certain provisions of the Debt Securities and the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture applicable to a particular series of Debt Securities, including the definitions therein of certain terms. Wherever particular Sections, Articles or defined terms of the Indenture are referred to, it is intended that such Sections, Articles or defined terms shall be incorporated herein by reference. Article and Section references used herein are references to the Indenture. Capitalized terms not otherwise defined herein shall have the meaning given in the Indenture.

General

   The Indenture will provide that Securities in separate series may be issued thereunder from time to time without limitation as to aggregate principal amount. The Company may specify a maximum aggregate principal amount for the Securities of any series. (Section 301) The Securities are to have such terms and provisions which are not inconsistent with the Indenture, including as to maturity, principal and interest, as the Company may determine.

   Unless otherwise specified in the Prospectus Supplement, the Debt Securities when issued will be unsecured and unsubordinated obligations of the Company and will rank equally and ratably with all other unsecured and unsubordinated indebtedness of the Company.

   The applicable Prospectus Supplement will set forth the price or prices at which the Securities to be offered will be issued and will describe the following terms of such Securities: (1) the title of such Securities; (2) any limit on the aggregate principal amount of such Securities or the series of which they are a part; (3) the date or dates on which the principal of any of such Securities will be payable; (4)the rate or rates per annum (which may be fixed, floating or adjustable) at which any of such Securities will bear interest, if any, or the formula pursuant to which such rate or rates shall be determined, the date or dates from which any such interest will accrue, the Interest Payment Dates on which any such interest will be payable and the Regular Record Date for any such interest payable on any Interest Payment Date; (5) the place or places where the principal of and any premium and interest on any of such Securities will be payable; (6) the period or periods within which, the price or prices at which and the terms and conditions on which any of such Securities may be redeemed, in whole or in part, at the option of the Company; (7) the obligation, if any, of the Company to redeem or purchase any of such Securities pursuant to any sinking fund or analogous provision or at the option of the Holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions on which any of such Securities will be redeemed or purchased, in whole or in part, pursuant to any such obligation; (8) if applicable, the terms of any right to exchange, or any automatic or mandatory exchange of, the Offered Debt Securities into other securities or property (including securities of other issuers, provided that such securities are registered under Section 12 of the Exchange Act and such issuer is then eligible to use Form S-3 (or any successor form) for a primary offering of its securities) of the Company; (9) if other than denominations of $1,000 and any integral multiple thereof, the denominations in which any of such Securities will be issuable; (10) if the amount of principal of or any premium or interest on any of such Securities may be determined with reference to an index or pursuant to a formula, the manner in which such amounts will be determined; (11) if other than the currency of the United States of America, the currency, currencies or currency units in which the principal of or any premium or interest on any of such Securities will be payable (and the manner in which the equivalent of the principal amount thereof in the currency of the United States of America is to be determined for any purpose, including for the purpose of determining the principal amount deemed to be Outstanding at any time); (12) if the principal of or any premium or interest on any of such Securities is to be payable, at the election of the Company or the Holder thereof, in one or more currencies or currency units other than those in which such Securities are stated to be payable, the currency, currencies or currency units in which payment of any such amount as to which such election is made will be payable, the periods within which and the terms and conditions upon which such election is to be made and the amount so payable (or the manner in which such amount is to be determined); (13) if other than the entire principal amount thereof, the portion of the principal amount of any of such Securities which will be payable upon declaration of acceleration of the Maturity thereof; (14) if the principal amount payable at the Stated Maturity of any of such Securities will not be determinable as of any one or more dates prior to the Stated Maturity, the amount which will be deemed to be such principal amount as of any such date for any purpose, including the principal amount thereof which will be due and payable upon any Maturity other than the Stated Maturity or which will be deemed to be Outstanding as of any such date (or, in any such case, the manner in which such deemed principal amount is to be determined); (15) if applicable, that such Securities, in whole or any specified part, are defeasible pursuant to the provisions of the Indenture described under "Defeasance and Covenant Defeasance -- Defeasance and Discharge" or "Defeasance and Covenant Defeasance -- Covenant Defeasance", or under both such captions; (16) whether any of such Securities will be issuable in whole or in part in the form of one or more Global Securities and, if so, the respective Depositaries for such Global Securities, the form of any legend or legends to be borne by any such Global Security in addition to or in lieu of the legend referred to under "Form, Exchange and Transfer
-- Global Securities" and, if different from those described under such caption, any circumstances under which any such Global Security may be exchanged in whole or in part for Securities registered, and any transfer of such Global Security in whole or in part may be registered, in the names of Persons other than the Depositary for such Global Security or its nominee;
(17) any addition to or change in the Events of Default applicable to any of such Securities and any change in the right of the Trustee or the Holders to declare the principal amount of any of such Securities due and payable;
(18) any addition to or change in the covenants in the Indenture described under "Certain Restrictive Covenants" applicable to any of such Securities; and (19) any other terms of such Securities not inconsistent with the provisions of the Indenture. (Section 301)

   Securities, including Original Issue Discount Securities, may be sold at a substantial discount below their principal amount. Certain special United States federal income tax considerations (if any) applicable to Securities sold at an original issue discount may be described in the applicable Prospectus Supplement. In addition, certain special United States federal income tax or other considerations (if any) applicable to any Securities which are denominated in a currency or currency unit other than United States dollars may be described in the applicable Prospectus Supplement.

   Since the Company is a holding company, the rights of the Company, and hence the right of creditors of the Company (including the Holders of Debt Securities), to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of the Company itself as a creditor of the subsidiary may be recognized.

   The Indenture does not contain any provisions that limit the Company's ability to incur indebtedness or that afford Holders of the Debt Securities protection in the event of a highly leveraged or similar transaction involving the Company.

Form, Exchange and Transfer

   The Securities of each series will be issuable only in fully registered form, without coupons, and, unless otherwise specified in the applicable Prospectus Supplement, only in denominations of $1,000 and integral multiples thereof. (Section 302)

   At the option of the Holder, subject to the terms of the Indenture and the limitations applicable to Global Securities, Securities of each series will be exchangeable for other Securities of the same series of any authorized denomination and of a like tenor and aggregate principal amount. (Section 305)

   Subject to the terms of the Indenture and the limitations applicable to Global Securities, Securities may be presented for exchange as provided above or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed) at the office of the Security Registrar or at the office of any transfer agent designated by the Company for such purpose. No service charge will be made for any registration of transfer or exchange of Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. The Company has appointed the Trustee as Security Registrar. Any transfer agent (in addition to the Security Registrar) initially designated by the Company for any Securities will be named in the applicable Prospectus Supplement. (Section 305) The Company may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that the Company will be required to maintain a transfer agent in each Place of Payment for the Securities of each series. (Section 1002)

   If the Securities of any series (or of any series and specified terms) are to be redeemed in part, the Company will not be required to (i) issue, register the transfer of or exchange any Security of that series (or of that series and specified terms, as the case may be) during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such Security that may be selected for redemption and ending at the close of business on the day of such mailing or (ii) register the transfer of or exchange any Security so selected for redemption, in whole or in part, except the unredeemed portion of any such Security being redeemed in part. (Section 305)

Global Securities

   Some or all of the Securities of any series may be represented, in whole or in part, by one or more Global Securities which will have an aggregate principal amount equal to that of the Securities represented thereby. Each Global Security will be registered in the name of a Depositary or a nominee thereof identified in the applicable Prospectus Supplement, will be deposited with such Depositary or nominee or a custodian therefor and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below and any such other matters as may be provided for pursuant to the Indenture.

   Notwithstanding any provision of the Indenture or any Security described herein, no Global Security may be exchanged in whole or in part for Securities registered, and no transfer of a Global Security in whole or in part may be registered, in the name of any Person other than the Depositary for such Global Security or any nominee of such Depositary unless (i) the Depositary has notified the Company that it is unwilling or unable to continue as Depositary for such Global Security or has ceased to be qualified to act as such as required by the Indenture, (ii) there shall have occurred and be continuing an Event of Default with respect to the Securities represented by such Global Security or (iii) there shall exist such circumstances, if any, in addition to or in lieu of those described above as may be described in the applicable Prospectus Supplement. All securities issued in exchange for a Global Security or any portion thereof will be registered in such names as the Depositary may direct. (Sections 204 and 305)

   As long as the Depositary, or its nominee, is the registered Holder of a Global Security, the Depositary or such nominee, as the case may be, will be considered the sole owner and Holder of such Global Security and the Securities represented thereby for all purposes under the Securities and the Indenture. Except in the limited circumstances referred to above, owners of beneficial interests in a Global Security will not be entitled to have such Global Security or any Securities represented thereby registered in their names, will not receive or be entitled to receive physical delivery of certificated Securities in exchange therefor and will not be considered to be the owners or Holders of such Global Security or any Securities represented thereby for any purpose under the Securities or the Indenture. All payments of principal of and any premium and interest on a Global Security will be made to the Depositary or its nominee, as the case may be, as the Holder thereof. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a Global Security.

   Ownership of beneficial interests in a Global Security will be limited to institutions that have accounts with the Depositary or its nominee ("participants") and to persons that may hold beneficial interests through participants. In connection with the issuance of any Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of Securities represented by the Global Security to the accounts of its participants. Ownership of beneficial interests in a Global Security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants' interests) or any such participant (with respect to interests of persons held by such participants on their behalf). Payments, transfers, exchanges and others matters relating to beneficial interests in a Global Security may be subject to various policies and procedures adopted by the Depositary from time to time.
 None of the Company, the Trustee or any agent of the Company or the Trustee will have any responsibility or liability for any aspect of the Depositary's or any participant's records relating to, or for payments made on account of, beneficial interests in a Global Security, or for main- taining, supervising or reviewing any records relating to such beneficial interests.

   Secondary trading in notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, beneficial interests in a Global Security, in some cases, may trade in the Depositary's same-day funds settlement system, in which secondary market trading activity in those beneficial interests would be required by the Depositary to settle in immediately available funds. There is no assurance as to the effect, if any, that settlement in immediately available funds would have on trading activity in such beneficial interests. Also, settlement for purchases of beneficial interests in a Global Security upon the original issuance thereof may be required to be made in immediately available funds.

Payment and Paying Agents

   Unless otherwise indicated in the applicable Prospectus Supplement, payment of interest on a Security on any Interest Payment Date will be made to the Person in whose name such Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest. (Section 307)

   Unless otherwise indicated in the applicable Prospectus Supplement, principal of and any premium and interest on the Securities of a particular series will be payable at the office of such Paying Agent or Paying Agents as the Company may designate for such purpose from time to time, except that at the option of the Company payment of any interest may be made by check mailed to the address of the Person entitled thereto as such address appears in the Security Register. Unless otherwise indicated in the appli- cable Prospectus Supplement, the corporate trust office of the Trustee in The City of New York will be designated as the Company's sole Paying Agent for payments with respect to Securities of each series. Any other Paying Agents initially designated by the Company for the Securities of a particular series will be named in the applicable Prospectus Supplement. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that the Company will be required to maintain a Paying Agent in each Place of Payment for the Securities of a particular series. (Section 1002)

   All moneys paid by the Company to a Paying Agent for the payment of the principal of or any premium or interest on any Security which remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to the Company, and the Holder of such Security thereafter may look only to the Company for payment thereof. (Section 1003)

Certain Covenants

   Limitation on Liens

   The Indenture prohibits the Company and its subsidiaries from directly or indirectly creating, assuming, incurring or permitting to exist any Indebtedness secured by any lien on the capital stock of JP Life or Alexander Hamilton (together, the "Restricted Subsidiaries") unless the Outstanding Securities (and, if the Company so elects, any other Indebtedness of the Company that is not subordinate to the Debt Securities and with respect to which the governing instruments require, or pursuant to which the Company is otherwise obligated, to provide such security) shall be secured equally and ratably with such Indebtedness for at least the time period such other Indebtedness is so secured. (Section 1008)

   "Indebtedness" is defined in the Indenture as the principal of and premium, if any, and interest due on indebtedness of a Person, whether outstanding on the date of the Indenture or thereafter created, incurred or assumed, which is (a) indebtedness for money borrowed, and (b) any amendments, renewals, extensions, modifications and refundings of any such indebtedness. For the purposes of this definition, "indebtedness for money borrowed" means (i) any obligation of, or any obligation guaranteed by, such Person for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments, (ii) any obligation of, or any such obligation guaranteed by, such Person evidenced by bonds, debentures, notes or similar written instruments, including obligations assumed or incurred in connection with the acquisition of property, assets or businesses (provided, however, that the deferred purchase price of any other business, property or assets shall not be considered Indebtedness if the purchase price thereof is payable in full within 90 days from the date on which such indebtedness was created), and (iii) any obligations of such Person as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles and leases of property or assets made as part of any sale and lease-back transaction to which such Person is a party. For purposes of this covenant only, Indebtedness also includes any obligation of, or any obligation guaranteed by, any Person for the payment of amounts due under a swap agreement or similar instrument or agreement, or under a foreign currency hedge, exchange or similar instrument or agreement. (Sections 101 and 1008)

   Limitation on Disposition of Stock of Restricted Subsidiaries

   The Indenture also provides that so long as any Debt Securities are Outstanding and except as described under "Consolidation, Merger, Conveyance, Transfer or Lease" below and in the Indenture, the Company may not issue, sell, transfer or otherwise dispose of any shares of, securities convertible into, or warrants, rights or options to subscribe for or purchase shares of, capital stock (other than Qualified Preferred Stock) of a Restricted Subsidiary, and will not permit a Restricted Subsidiary to issue (other than to the Company) any shares (other than directors' qualifying shares) of, or securities convertible into, or warrants, rights or options to subscribe for or purchase shares of, capital stock (other than Qualified Preferred Stock) of such estricted Company, if, after giving effect to any such transaction and the issuances of the maximum number of shares issuable upon the conversion or exercise of all such convertible securities, warrants, rights or options, the Company would own, directly or indirectly, less than 80% of the shares of such Restricted Subsidiary (other than Qualified Preferred Stock); provided, however, that (i) any issuance, sale, transfer or other disposition permitted by the foregoing may only be made for at least a fair market value consideration as determined by the Board of Directors pursuant to a Board Resolution adopted in good faith, and (ii) the foregoing shall not prohibit any such issuance or disposition of securities if required by any law or any regulation or order of any governmental or insurance regulatory authority. Notwithstanding the foregoing, the Company may (i) merge or consolidate a Restricted Subsidiary into or with another direct wholly owned Subsidiary of the Company and
(ii) subject to "Consolidation, Merger, Conveyance, Transfer or Lease" below, sell, transfer or otherwise dispose of the entire capital stock of a Restricted Subsidiary at one time for at least a fair market value consideration as determined by the Board of Directors pursuant to a Board Resolution adopted in good faith. (Section 1009)

   "Qualified Preferred Stock" of an issuer is defined in the Indenture as preferred stock which under no circumstances carries the right either separately or considered together with any other preferred stock of the issuer to control more than a majority of the voting power of such issuer.

   Consolidation, Merger, Conveyance, Transfer or Lease

   The Company may not consolidate with or merge into, or convey, transfer or lease its properties and assets substantially as an entirety to, any Person (a "successor Person"), and may not permit any Person to merge into, or convey, transfer or lease its properties and assets substantially as an entirety to, the Company, unless (i) the successor Person (if any) is a corporation, partnership, trust or other entity organized and validly existing under the laws of any domestic jurisdiction and assumes the Company's obligations on the Securities and under the Indenture, (ii) immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing, (iii) if, as a result of the transaction, property of the Company would become subject to a lien that would not be permitted under the limitation on liens described above under "Certain Covenants", the Company takes such steps as shall be necessary to secure the Securities equally and ratably with (or prior to) the indebtedness secured by such lien and (iv) certain other conditions are met. (Section 801)

Events of Default

   Each of the following will constitute an Event of Default under the Indenture with respect to Securities of any series: (a) failure to pay principal of or any premium on any Security of that series when due; (b) failure to pay any interest on any Securities of that series when due, continued for 30 days; (c) failure to deposit any sinking fund payment, when due, in respect of any Security of that series; (d) failure to perform any other covenant of the Company in the Indenture (other than a covenant included in the Indenture solely for the benefit of a series other than that series), continued for 60 days after written notice has been given by the Trustee, or the Holders of at least 10% in principal amount of the Outstanding Securities of that series, as provided in the Indenture; (e) failure to pay when due (subject to any applicable grace period) the principal of, or acceleration of, any indebtedness for money borrowed by the Company having an aggregate principal amount outstanding of at least $25,000,000, if, in the case of any such failure, such indebtedness has not been discharged or, in the case of any such acceleration, such indebtedness has not been discharged or such acceleration has not been rescinded or annulled, in each case within 10 days after written notice has been given by the Trustee, or the Holders of at least 10% in principal amount of the Outstanding Securities of that series, as provided in the Indenture; and (f) certain events in bankruptcy, insolvency or reorganization. (Section 501)

   If an Event of Default (other than an Event of Default described in clause (f) above) with respect to the Securities of any series at the time Outstanding shall occur and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Securities of that series by notice as provided in the Indenture may declare the principal amount of the Securities of that series (or, in the case of any Security that is an Original Issue Discount Security or the principal amount of which is not then determinable, such portion of the principal amount of such Security, or such other amount in lieu of such principal amount, as may be specified in the terms of such Security) to be due and payable immediately. If an Event of Default described in clause (f) above with respect to the Securities of any series at the time Outstanding shall occur, the principal amount of all the Securities of that series (or, in the case of any such Original Issue Discount Security or other Security, such specified amount) will automatically, and without any action by the Trustee or any Holder, become immediately due and payable. After any such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the Outstanding Securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal (or other specified amount), have been cured or waived as provided in the Indenture. (Section 502) For information as to waiver of defaults, see "Modification and Waiver".

   Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. (Section 603) Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Securities of that series. (Section 512)

   No Holder of a Security of any series will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (i) such Holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the Securities of that series, (ii) the Holders of at least 25% in aggregate principal amount of the Outstanding Securities of that series have made written request, and such Holder or Holders have offered reasonable indemnity, to the Trustee to institute such proceeding as trustee and (iii) the Trustee has failed to institute such proceeding, and has not received from the Holders of a majority in aggregate principal amount of the Outstanding Securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer. (Section 507) However, such limitations do not apply to a suit instituted by a Holder of a Security for the enforcement of payment of the principal of or any premium or interest on such Security on or after the applicable due date specified in such Security or of the right to exchange such Debt Security in accordance with the terms of the Indenture (if applicable). (Section 508)

   The Company will be required to furnish to the Trustee annually a statement by certain of its officers as to whether or not the Company, to their knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the Indenture and, if so, specifying all such known defaults. (Section 1004)

Modification and Waiver

   Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Security affected thereby, (a) change the Stated Maturity of the principal of, or any instalment of principal of or interest on, any Security, (b) reduce the principal amount of, or any premium or interest on, any Security, (c) reduce the amount of principal of an Original Issue Discount Security or any other Security payable upon acceleration of the Maturity thereof, (d) change the place or currency of payment of principal of, or any premium or interest on, any Security, (e) impair the right to institute suit for the enforcement of any payment on or with respect to any Security, (f) adversely change the right to exchange, including adversely changing any automatic or mandatory exchange provisions of, such Debt Security (if applicable), (g) reduce the percentage in principal amount of Outstanding Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture, (h) reduce the percentage in principal amount of Outstanding Securities of any series necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults or (i) modify such provisions with respect to modification and waiver. (Section 902)

   The Holders of not less than a majority in principal amount of the Outstanding Securities of any series may waive compliance by the Company with certain restrictive provisions of the Indenture. (Section 1010) The Holders of a majority in principal amount of the Outstanding Securities of any series may waive any past default under the Indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of the Holder of each Outstanding Security of such series affected. (Section
513)

   The Indenture will provide that in determining whether the Holders of the requisite principal amount of the Outstanding Securities have given or taken any direction, notice, consent, waiver or other action under the Indenture as of any date, (i) the principal amount of an Original Issue Discount Security that will be deemed to be Outstanding will be the amount of the principal thereof that would be due and payable as of such date upon acceleration of the Maturity thereof to such date, (ii) if, as of such date, the principal amount payable at the Stated Maturity of a Security is not determinable (for example, because it is based on an index), the principal amount of such Security deemed to be Outstanding as of such date will be an amount determined in the manner prescribed for such Security and (iii) the principal amount of a Security denominated in one or more foreign currencies or currency units that will be deemed to be Outstanding will be the U.S. dollar equivalent, determined as of such date in the manner prescribed for such Security, of the principal amount of such Security (or, in the case of a Security described in clause (i) or (ii) above, of the amount described in such clause). Certain Securities, including those for whose payment or redemption money has been deposited or set aside in trust for the Holders and those that have been fully defeased pursuant to Section 1302, will not be deemed to be Outstanding. (Section 101)

   Except in certain limited circumstances, the Company will be entitled to set any day as a record date for the purpose of determining the Holders of Outstanding Securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the Indenture, in the manner and subject to the limitations provided in the Indenture. In certain limited circumstances, the Trustee will be entitled to set a record date for action by Holders. If a record date is set for any action to be taken by Holders of a particular series, such action may be taken only by persons who are Holders of Outstanding Securities of that series on the record date. To be effective, such action must be taken by Holders of the requisite principal amount of such Securities within a specified period following the record date. For any particular record date, this period will be 180 days or such shorter period as may be specified by the Company (or the Trustee, if it set the record date), and may be shortened or lengthened (but not beyond 180 days) from time to time. (Section 104)

Defeasance and Covenant Defeasance

   If and to the extent indicated in the applicable Prospectus Supplement, the Company may elect, at its option at any time, to have the provisions of
Section 1302, relating to defeasance and discharge of indebtedness, or
Section 1303, relating to defeasance of certain restrictive covenants in the Indenture, applied to the Securities of any series, or to any specified part of a series. (Section 1301)

   Defeasance and Discharge

   The Indenture will provide that, upon the Company's exercise of its option (if any) to have Section 1302 applied to any Securities, the Company will be discharged from all its obligations with respect to such Securities (except for certain obligations to exchange or register the transfer of Securities, to replace stolen, lost or mutilated Securities, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit in trust for the benefit of the Holders of such Securities of money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Securities on the respective Stated Maturities in accordance with the terms of the Indenture and such Securities. Such defeasance or discharge may occur only if, among other things, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that Holders of such Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur. (Sections 1302 and 1304)

   Defeasance of Certain Covenants

   The Indenture will provide upon the Company's exercise of its option (if any) to have Section 1303 applied to any Securities, the Company may omit to comply with certain restrictive covenants, including those described under "Certain Covenants" and in the last sentence under "Consolidation, Merger and Sale of Assets" and any that may be described in the applicable Prospectus Supplement, and the occurrence of certain Events of Default, which are described above in clause (d) (with respect to such restrictive covenants) and clause (e) under "Events of Default" and any that may be described in the applicable Prospectus Supplement, will be deemed not to be or result in an Event of Default with respect to such Securities. The Company, in order to exercise such option, will be required to deposit, in trust for the benefit of the Holders of such Securities, money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Securities on the respective Stated Maturities in accordance with the terms of the Indenture and such Securities. The Company will also be required, among other things, to deliver to the Trustee an Opinion of Counsel to the effect that Holders of such Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur. In the event the Company exercised this option with respect to any Securities and such Securities were declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations so deposited in trust would be sufficient to pay amounts due on such Securities at the time of their respective Stated Maturities but may not be sufficient to pay amounts due on such Securities upon any acceleration resulting from such Event of Default. In such case, the Company would remain liable for such payments. (Sections 1303 and 1304)

Exchangeable Debt Securities

   The terms on which Debt Securities of any series are exchangeable for other securities of or held by the Company (including securities of other issuers, provided that such securities are registered under Section 12 of the Exchange Act and such issuer is then eligible to use Form S-3 (or any successor form) for a primary offering of its securities) will be set forth in the Prospectus Supplement relating thereto. Such terms shall include provisions as to whether exchange is mandatory, at the option of the holder or at the option of the Company and may include provisions pursuant to which the number of shares of securities of or held by the Company to be received by the holders of Debt Securities would be calculated according to the market price of such securities as of a time stated in the Prospectus Supplement. (Article Fourteen)

Notices

   Notices to Holders of Securities will be given by mail to the addresses of such Holders as they may appear in the Security Register. (Sections 101 and 106)

Title

   The Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name a Security is registered as the absolute owner thereof (whether or not such Security may be overdue) for the purpose of making payment and for all other purposes. (Section 308)

Governing Law

   The Indenture and the Securities will be governed by, and construed in accordance with, the laws of the State of New York. (Section 112)

   Upon the occurrence of an Event of Default or an event which, after notice or lapse of time or both, would become an Event of Default under a Series of Securities the Trustee may be deemed to have a conflicting interest with respect to the Securities for purposes of the Trust Indenture Act of 1939 and, accordingly, may be required to resign as Trustee under the Indenture. In that event, the Company would be required to appoint a successor Trustee.

                          DESCRIPTION OF WARRANTS

   The Company may issue Warrants to purchase Debt Securities ("Debt Warrants"). Warrants may be issued independently or together with any Securities and may be attached to or separate from such Securities. The Warrants are to be issued under warrant agreements (each a "Warrant Agreement") to be entered into between the Company and a bank or trust company, as warrant agent (the "Warrant Agent"), all as shall be set forth in the Prospectus Supplement relating to Warrants being offered pursuant thereto.

Debt Warrants

   The applicable Prospectus Supplement will describe the terms of Debt Warrants offered thereby, the Warrant Agreement relating to such Debt Warrants and the debt warrant certificates representing such Debt Warrants, including the following: (1) the title of such Debt Warrants; (2) the aggregate number of such Debt Warrants; (3) the price or prices at which such Debt Warrants will be issued; (4) the currency or currencies, including composite currencies or currency units, in which the price of such Debt Warrants may be payable; (5) the designation, aggregate principal amount and terms of the Debt Securities purchasable upon exercise of such Debt Warrants, and the procedures and conditions relating to the exercise of such Debt Warrants; (6) the designation and terms of any related Debt Securities with which such Debt Warrants are issued, and the number of such Debt Warrants issued with each such Debt Security; (7) the currency or currencies, including composite currencies or currency units, in which the principal of (or premium, if any), or interest, if any, on the Debt Securities purchasable upon exercise of such Debt Warrants will be payable;
(8) the date, if any, on and after which such Debt Warrants and the related Debt Securities will be separately transferable; (9) the principal amount of Debt Securities purchasable upon exercise of each Debt Warrant, and the price at which and the currency, including composite currency or currency unit, in which such principal amount of Debt Securities may be purchased upon such exercise; (10) the date on which the right to exercise such Debt Warrants shall commence, and the date on which such right shall expire; (11) the maximum or minimum number of such Debt Warrants which may be exercised at any time; (12) a discussion of material federal income tax considerations, if any; and (13) any other terms of such Debt Warrants and terms, procedures and limitations relating to the exercise of such Debt Warrants.

   Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations, and Debt Warrants may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement. Prior to the exercise of their Debt Warrants, holders of Debt Warrants will not have any of the rights of holders of the Debt Securities purchasable upon such exercise and will not be entitled to payments of principal of (or premium, if any) or interest, if any, on the Debt Securities purchasable upon such exercise.

Exercise of Warrants

   Each Warrant will entitle the holder of Warrants to purchase for cash such principal amount of Securities at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the Prospectus Supplement relating to the Warrants offered thereby. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the Prospectus Supplement relating to the Warrants offered thereby. After the close of business on the expiration date, unexercised Warrants will become void.

   Warrants may be exercised as set forth in the Prospectus Supplement relating to the Warrants offered thereby. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement, the Company will, as soon as practicable, forward the Securities purchasable upon such exercise. If less than all of the Warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining Warrants.

                            PLAN OF DISTRIBUTION

   The Company may sell Securities to one or more underwriters for public offering and sale by them or may sell Securities to investors or other persons directly or through agents. The Company may sell Securities as soon as practicable after effectiveness of the Registration Statement, provided that favorable market conditions exist. Any such underwriter or agent involved in the offer and sale of the Securities will be named in an applicable Prospectus Supplement.

   Underwriters may offer and sell the Securities at a fixed price or prices, which may be changed, or at prices related to prevailing market prices or at negotiated prices. The Company also may, from time to time, authorize firms acting as the Company's agents to offer and sell the Securities upon the terms and conditions as shall be set forth in any Prospectus Supplement. In connection with the sale of Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Securities for whom they may act as agent. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent.

   Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in an applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to reimbursement by the Company for certain expenses.

   Underwriters, dealers and agents may engage in transactions with, or perform services for, or be customers of, the Company in the ordinary course of business.

                         VALIDITY OF THE SECURITIES

   Unless otherwise indicated in the applicable Prospectus Supplement, the validity of the Debt Securities and Warrants, if any, offered hereby will be passed upon for the Company by Robert A. Reed, Esq., Vice President, Secretary and Associate General Counsel of the Company, and for any agents or underwriters by Sullivan & Cromwell, 125 Broad Street, New York, New York 10004. Sullivan & Cromwell and Robert A. Reed, Esq. may rely on the opinion of other designated counsel as to certain matters governed by North Carolina law.

                                  EXPERTS

   The consolidated financial statements and schedules of the Company and its subsidiaries as of December 31, 1994 and 1993, and for each of the years in the three year period ended December 31, 1994, incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by McGladrey & Pullen, LLP, independent certified public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing. Reference is made to said report, which includes an explanatory paragraph with respect to the change in method of accounting for investments during 1994, as explained in Note 2 to the consolidated financial statements and the change in method of accounting for postretirement benefits other than pensions in 1993 as explained in Note 11 to the consolidated financial statements.

   With respect to the unaudited interim financial information to be incorporated by reference in this Prospectus, the independent certified public accountants may report that they applied limited procedures in accordance with professional standards for a review of such information. However, any separate report included in the Company's Quarterly Reports on Form 10-Q and incorporated by reference herein will state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on any report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act for any report on the unaudited interim financial information because that report is not a "report" or a "part" of the Registration Statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

   The combined financial statements of Alexander Hamilton Life Insurance Company of America, First Alexander Hamilton Life Insurance Company and Alexander Hamilton Capital Management, Inc. incorporated by reference in this prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report. Reference is made to said report, which includes an explanatory paragraph with respect to the change in method of accounting for investments during 1994, as explained in Note 2 in the combined financial statements and the change in method of accounting for postretirement benefits other than pensions in 1993 as explained in Note 11 in the combined financial statements.

   No person has been authorized to give any information or to make any representations other than those contained in this Prospectus Supplement and Prospectus, and, if given or made, such information or Securities representations must not be relied upon as having been authorized. This Prospectus Supplement and Prospectus does not constitute an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus Supplement and Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

         __________________

           TABLE OF CONTENTS

         Prospectus Supplement
                                    Page
The Securities Offering. . . . . .   S-3
Risk Factors . . . . . . . . . . .   S-5
NationsBank Corporation. . . . . .   S-7
Price Range and Dividend
  History of NationsBank
  Common Stock . . . . . . . . . .   S-8
Use of Proceeds. . . . . . . . . .   S-9
Capitalization . . . . . . . . . .   S-9
Selected Consolidated
  Financial Data . . . . . . . . .   S-10
Description of the Securities. . .   S-11
Certain Federal Income Tax
  Considerations . . . . . . . . .   S-17
Underwriting . . . . . . . . . . .   S-19
Validity of the Securities . . . .   S-20

             Prospectus

Available Information  . . . . . .   2
Incorporation of Certain
  Documents by Reference . . . . .   2
Jefferson-Pilot Corporation. . . .   3
Use of Proceeds. . . . . . . . . .   4
Description of Debt Securities . .   5
Description of Warrants. . . . . .  14
Plan of Distribution . . . . . . .  15
Validity of the Securities . . . .  15
Experts. . . . . . . . . . . . . .  15



         1,500,000 Securities

     Jefferson-Pilot Corporation


        % Automatic Common
       Exchange Securities
        Due January  , 2000



            ________

             [LOGO]
            ________




       Goldman, Sachs & Co.

       Merrill Lynch & Co.

Representatives of the Underwriters

                           PART II

                 INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

      SEC registration fee............................   $103,448
      Rating agency fees..............................    120,000
      Listing fees and expenses.......................     12,000
      Legal fees and expenses.........................     15,000
      Blue sky fees and expenses......................     18,000
      Accounting fees and expenses....................     65,000
      Printing and engraving expenses.................     20,000
      Trustee's fees and expenses.....................     11,000
      Miscellaneous...................................          0
           Total......................................    364,448

                                  SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greensboro, the State of North Carolina, on this 20th day of November, 1995.



                                    Jefferson-Pilot Corporation
                                       (Registrant)



                                    /s/ David A. Stonecipher
                                    David A. Stonecipher, President and CEO


         Pursuant to the requirements of the Securities Act of 1933, this amendment to registration statement has been signed below by the following persons in the capacities and on the dates indicated.


      Signature                            Title                                         Date


      /s/ David A. Stonecipher             President and Chief Executive Officer
      David A. Stonecipher                 (Principal Executive Officer)                 November 20, 1995


                                           Executive Vice President
      /s/ Dennis R. Glass                  Chief Financial Officer
      Dennis R. Glass                      (Principal Financial Officer)                 November 20, 1995


      /s/ Reggie D. Adamson                Senior Vice President - Finance
      Reggie D. Adamson                    (Principal Accounting Officer)                November 20, 1995



         Thomas M. Belk, William E. Blackwell, Edwin B. Borden, William H. Cunningham, C. Randolph Ferguson, Robert G. Greer, George W. Henderson, III, Hugh L. McColl, Jr., E. S. Melvin, William Porter Payne, Donald S. Russell, Jr., Robert H. Spilman, David A. Stonecipher, and Martha Ann Walls, each as a Director.*

   *By his signature set forth below, Robert A. Reed has signed this Registration Statement as attorney for the persons noted above, in the capacities above stated, pursuant to powers of attorney filed with the Securities and Exchange Commission as Exhibit 24 to this Registration Statement.


   Date:  November 20, 1995



                                       /s/ Robert A. Reed
                                       Robert A. Reed, Attorney-In-Fact

                                 EXHIBIT INDEX



                                                                                                    Sequentially
          Exhibit No.                                Description                                    Numbered Page

               1            Form of Underwriting Agreement

               4            Indenture between Jefferson-Pilot Corporation and First
                            Union National Bank of North Carolina, a national banking
                            association, as Trustee

               5            Opinion of Robert A. Reed, Esq., Vice President, Secretary
                            and Associate General Counsel of the Corporation

               8            Opinion of Sullivan & Cromwell

               12           Computation of Ratio of Earnings to Fixed Charges

             23(c)          Consent of Counsel (included in Exhibit 5 and Exhibit 8)

               24           Power of Attorney for one officer (Powers for Mr. Adamson
                            and the directors were filed previously)

               25           Form T-1, Statement of Eligibility of Trustee
